Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

K12 MANAGEMENT INC.

and

KACQUISITIONCO INC.,

on the one hand,

and

GALVANIZE INC.

and

SECURITYHOLDERS’ REPRESENTATIVE
(solely with respect to Article XIII),

on the other hand

Dated as of January 21, 2020

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS

Exhibit A	Support Agreement
Exhibit B	Offer Letter
Exhibit C	Escrow Agreement
Exhibit D	Certificate of Incorporation of Surviving Corporation
Exhibit E	Certificate Amendment
Exhibit F	Disbursement Schedule
Exhibit G	Paying Agent Agreement
Exhibit H	Letter of Transmittal
Exhibit I	Non-Competition and Non-Solicitation Agreement
Exhibit J	Bonus Plan Termination Agreement
Exhibit K	Long-Term Incentive Plan

ANNEXES

Annex I	Disclosure Schedules
Annex II	Illustrative Calculation of Closing Working Capital
Annex III	Illustrative Calculation of Estimated Merger Consideration

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 21, 2020, is made by and among K12 MANAGEMENT INC., a Delaware corporation (“Parent”), and KACQUISITIONCO INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), on the one hand, and GALVANIZE INC., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as Securityholders’ Representative (solely with respect to Article XIII), on the other hand.  Each of Parent, Merger Sub and the Company may also be referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals:

A.            The respective Boards of Directors of Parent, Merger Sub and the Company have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein.

B.            The respective Boards of Directors of Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the “Merger”), whereby, among other things, (i) each issued and outstanding share of Company Capital Stock (as defined below) (other than Dissenting Shares and Excluded Shares (as defined below)) shall be converted into the right to receive the consideration set forth herein; and (ii) all other securities of the Company shall be terminated.

C.            The respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger and the other transactions contemplated in this Agreement and have approved and adopted this Agreement.

D.            Parent has adopted this Agreement and approved the Merger as the parent and sole stockholder of Merger Sub.

E.            The Company shall (i) within 24 hours after the execution and delivery of this Agreement, deliver to Parent a written consent from the Key Stockholders (as defined below) adopting this Agreement in accordance with the DGCL and the relevant provisions of the Charter (as defined below) and bylaws of the Company (such consent, the “Written Consent”); and (ii) comply with the notice requirements of Sections 228 and 262 of the DGCL as promptly as reasonably practicable after delivery to Parent of the Written Consent.

F.            As a condition and inducement to Parent and Merger Sub entering into this Agreement, each of the Key Stockholders (as defined below), concurrently with the execution and delivery of this Agreement, is entering into a support agreement in substantially the form attached hereto as Exhibit A hereto (the “Support Agreements”).

G.            As a condition and inducement to Parent and Merger Sub entering into this Agreement, each Key Employee (as defined below), concurrently with the execution and delivery of this Agreement, is entering into an offer letter substantially in the form of Exhibit B hereto (the “Offer Letter”).

H.            As a condition and inducement to Parent and Merger Sub entering into this Agreement, each Key Provider (as defined below), concurrently with the execution and delivery of this Agreement, is entering into a non-competition and non-solicitation agreement substantially in the form of Exhibit I hereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I
Definitions.

Section 1.1                            Definitions.  As used in this Agreement the following terms have the following respective meanings:

“Accounting Referee” has the meaning set forth in Section 3.6(d).

“Acquisition Proposal” means, with respect to the Company or any Company Subsidiary, any offer or proposal relating to any transaction or series of related transactions involving: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of greater than 15% of the outstanding capital stock of the Company or any Company Subsidiary, or any transaction that, if consummated, would result in any Person (that is not a Company Stockholder) or group beneficially owning greater than 15% of the outstanding capital stock of the Company or any Company Subsidiary; (b) any merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary; (c) any sale, lease, exchange, transfer, license or other disposition of ten percent or more (by value or quantity) of the assets of the Company or any Company Subsidiary; or (d) any liquidation or dissolution of the Company or any Company Subsidiary (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have correlative meanings.

 “Aggregate Series A and Series B Liquidation Preference” means the amount equal to (a) the total issued and outstanding shares of Series A Preferred Stock multiplied by 74% of the Series A Original Issue Price (as defined in the Charter) plus (b) the total issued and outstanding shares of Series B Preferred Stock multiplied by the Series B Original Issue Price (as defined in the Charter).

“Aggregate Series C Merger Consideration” means the aggregate payments made to the holders of shares of Series C Preferred Stock under Section 2.1 Article IV.B of the Charter.

“Aggregate Series C-1 Merger Consideration” means the aggregate payments made to the holders of shares of Series C-1 Preferred Stock under Section 2.1 Article IV.B of the Charter.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means (a) each agreement, instrument or document attached as an exhibit to this Agreement and (b) each other agreement, certificate, document and instrument to be executed or delivered by any of the Parties pursuant to this Agreement.

“Author” has the meaning set forth in Section 4.12(f).

“Benefits Liabilities” means (a) all amounts and benefits, without duplication, (i) payable or to be provided by the Company or any Company Subsidiary to the directors, officers or employees of the Company or any Company Subsidiary resulting from the execution of this Agreement or consummation of the transactions contemplated hereby, including any change of control, severance, transaction bonus or other similar payment rights of any director, officer or employee of the Company or any Company Subsidiary that are triggered, accelerated or become payable upon or in connection with the execution by the Company of this Agreement or the consummation of transactions contemplated by this Agreement, whether paid prior to or following the Closing Date, or (ii) paid or payable prior to, on or after the Closing Date to any person whose employment with the Company or any Company Subsidiary was terminated prior to the Closing Date, (b) each Bonus Plan Closing Payment and (c) any obligation of the Company or any Company Subsidiary for the employer portion of any employment-related Taxes or other employer-related obligations arising with respect to the payment of the foregoing amounts.

“Bonus Percentage” means, with respect to each Bonus Plan Participant, the amount, expressed as a percentage, equal to the quotient obtained by dividing (a) such Bonus Plan Participant’s Bonus Units (as defined in the Bonus Plan) by (b) the total number of Bonus Units available under the Bonus Plan.

“Bonus Plan Closing Payment” means, with respect to each Bonus Plan Participant, (a) the product of (i) such Bonus Plan Participant’s Bonus Percentage multiplied by (ii) the Bonus Pool Proceeds Closing, minus (b) the sum of (i) the Bonus Plan Participant’s Pro Rata Share of the Escrow Amount plus (ii) the Bonus Plan Participant’s Pro Rata Share of the Representative Expense Fund.

“Bonus Plan Participant” means each Person with the right to receive any Bonus Plan Payment pursuant to the Bonus Plan.

“Bonus Plan Payment” means, with respect to each Bonus Plan Participant, any amount payable by the Company to such Bonus Plan Participant resulting from the consummation of the transactions contemplated by this Agreement pursuant to the Bonus Plan.

“Bonus Plan Sale Proceeds Maximum” means an amount equal to the Estimated Merger Consideration, calculated without regard to the Bonus Plan Payments.

“Bonus Plan Termination Agreement” means each Bonus Plan Termination Agreement to be entered into by the Company and each Bonus Plan Participant, substantially in the form of Exhibit J, pursuant to which each Bonus Plan Participant will cancel and terminate his or her rights in full under the Bonus Plan in consideration of the Bonus Plan Payment.

“Bonus Plan” means, the Sale Bonus Plan #2, adopted by the Company’s Board of Directors on September 16, 2019.

“Bonus Pool Proceeds Closing” means the Bonus Pool Proceeds (as defined in the Bonus Plan) assuming that the Sale Proceeds (as defined in the Bonus Plan) is equal to the Bonus Plan Sale Proceeds Maximum.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Employee” means any individual employed, engaged or retained by the Company or any Company Subsidiary, including any employee, consultant, independent contractor or director of the Company or any Company Subsidiary.  This includes any individuals leased from or hired through another employer or third party to provide services to the Company or any Company Subsidiary.

“Card Association” means any entity formed to administer and promote credit, debit, or prepaid cards, including Visa U.S.A., Inc., MasterCard International Incorporated and American Express, and those that participate in the Payment Card Industry Data Security Standard (PCI-DSS).

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standard (PCI-DSS) and the Payment Application Data Security Standard (PA-DSS).

“Cardholder Data” means the full primary account number for a credit, debit or pre-paid card, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, and data stored on the magnetic strip of a credit or debit card, (including any other cardholder information defined for or by Card Association Rules).

“Certificate Amendment” has the meaning set forth in Section 6.13.

“Certificates” has the meaning set forth in Section 3.4(d).

“Certificate of Merger” means a certificate of merger with respect to the Merger in accordance with Section 252 of the DGCL.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 16, 2019, as amended.

“Claim” means any action, suit, case, litigation, proceeding, claim, arbitration, charge, criminal prosecution, investigation, demand letter, warning letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, notice of alleged liability, penalty, fine, sanction, subpoena, request for recall, request for remedial action, damages, liabilities and obligations of any nature whatsoever.

“Claim Notice” has the meaning set forth in Section 11.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 3.6(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Company Transaction Expenses” means the Company Transaction Expenses, in each case to the extent not paid and outstanding as of immediately prior to the Closing.

“Closing Date Indebtedness” means all Company Indebtedness outstanding as of immediately prior to the Closing.

“Closing Payment” means the result of (a) the Estimated Merger Consideration, minus (b) the Escrow Amount, minus (c) the Representative Expense Fund.

“Closing Statement” has the meaning set forth in Section 3.6(b).

“Closing Working Capital” means, as of immediately prior to Closing (provided that Pre-Closing Taxes included in such calculation shall be determined in accordance with the definition of Pre-Closing Taxes): (a) the Current Assets, less (b) the sum of (i) all reserves and allowances applicable to the Current Assets and (ii) the Current Liabilities (excluding all liabilities included in the calculation of Company Indebtedness, Company Transaction Expenses and Benefits Liabilities), in each case, determined in accordance with GAAP.  For illustrative purposes only, a sample calculation of Closing Working Capital is set forth on Annex II.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.000001 per share, of the Company.

“Company Equity Plans” means the Company’s 2014 Stock Plan.

“Company Expense Payoff Letter” has the meaning set forth in Section 3.1(h).

“Company Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries set forth on Schedule 1.2.

“Company Intellectual Property” means any and all Owned Intellectual Property and any and all Third-Person Intellectual Property.

“Company Option” means an option to purchase shares of Company Common Stock issued under a Company Equity Plan.

“Company Preferred Stock” means issued and outstanding shares of the Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock, in each case with a par value of $0.000001 per share and having the rights, preferences and privileges set forth in the Charter.

“Company Products” means all products or services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary and all products or services currently under development by a Company or any Company Subsidiary.

“Company Securities” means Company Capital Stock.

“Company Software Programs” has the meaning set forth in Section 4.12(h).

“Company Source Code” means the source code and related proprietary documentation for any software that is or is purported to be owned by the Company and included in the Company Software Programs.

“Company Stockholder” means any beneficial and record holder of Company Capital Stock immediately prior to the Effective Time.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means any legal, accounting, broker’s, investment banker, dataroom provider and any other third party service provider fees and expenses incurred at or prior to the Closing by the Company or a Company Subsidiary in connection with this Agreement and the agreements contemplated hereby (including preliminary discussions, term sheet negotiations and discussions with third parties) and the consummation of the Merger and the other transactions contemplated hereby, including (a) 100% of the fees, costs and expenses associated with the filings with the Education Regulatory Authorities, (b) as set forth in Section 12.3, 50% of all Transfer Taxes resulting from the consummation of the Merger (Parent shall be responsible for the remaining 50% of all Transfer Taxes resulting from the consummation of the Merger), and (c) 100% of the fees payable to the Securityholders’ Representative (which, for the avoidance of doubt, are inclusive of fees payable in respect of escrow and paying agent services). For the avoidance of doubt, Company Transaction Expenses do not include Benefits Liabilities.

“Company Warrantholder” means a holder of one or more outstanding Company Warrants immediately prior to the Effective Time.

“Company Warrants” means warrants to purchase Company Common Stock or Company Preferred Stock.

“Company Websites” means all web sites owned, operated or hosted by the Company or any Company Subsidiary or through which the Company or any Company Subsidiary conducts their respective businesses (including those web sites operated using the domain names listed in Schedule 4.12(a)), and the underlying platforms for such web sites.

“Computer Systems” means all servers, computer hardware, networks, Company Software Programs, databases, telecommunications systems, interfaces and related systems used to operate the business of the Company and the Company Subsidiaries as currently conducted.

“Confidential Information” means any proprietary or confidential information relating to the products, services, business or affairs of the Company or any Company Subsidiary (whether or not such information is embodied in writing or other physical form), including information relating to (a) personnel data, (b) the identity of, or courses of dealings or contracts with, actual or potential business relations, (c) financial statements or other financial information, (d) Intellectual Property, (e) Know-How and (f) information received by the Company or any Company Subsidiary from a third party that, to the Knowledge of the Company, is subject to the terms of a confidentiality, non-disclosure or similar agreement; provided, however, that “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by the Company, any Company Subsidiary, or its Affiliates in violation of (i) the terms of this Agreement, (ii) applicable Law or (iii) any other agreement between the Parties imposing an obligation of confidentiality.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(d).

“Consent” means any approval, consent, ratification, waiver or other authorization (including from a Governmental Authority).

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Contract” means any agreement, contract, purchase order, sales order or other legally binding commitment or other arrangement, together with any amendments and modifications thereto.

“Current Assets” means the amount of all current assets of the Company and the Company Subsidiaries, including cash (including, but not limited to, restricted and unrestricted cash), accounts receivable (net of allowance for doubtful accounts), inventory, prepaid expenses and other current assets, as determined in accordance with GAAP.  For illustrative purposes only, a sample calculation of Current Assets is set forth on Annex II.

“Current Liabilities” means the amount of all current liabilities of the Company and the Company Subsidiaries, including accounts payable, accrued liabilities (including, but not limited to, to the extent annual bonuses have not been paid as of the Closing, an amount not to exceed the accrued bonus amounts as of the Closing in connection with the Company’s 2019 Executive Bonus Plan), accrued expenses, the current portion of deferred revenue and other current liabilities, as determined in accordance with GAAP.  “Current Liabilities” shall not include any liabilities included in the calculation of Company Indebtedness, Company Transaction Expenses or Benefits Liabilities.  For illustrative purposes only, a sample calculation of Current Liabilities is set forth on Annex II.

“Damages” has the meaning set forth in Section 11.2(a).

“Data Protection Obligations” means all applicable Laws, contractual obligations, self-regulatory standards, or written policies or terms of use of the Company or any Company Subsidiary that are applicable to the Company’s or a Company Subsidiary’s Processing of Personal Data, such as, to the extent applicable, the Family Educational Rights and Privacy Act, state student privacy laws, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standard (PCI-DSS), the Computer Fraud and Abuse Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, the Card Association Rules, or any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“DGCL” has the meaning set forth in Section 2.1.

“Disbursement Schedule” has the meaning set forth in Section 3.3(a).

“Disclosure Schedules” means the disclosure schedules attached hereto as Annex I.

“Dispute Notice” has the meaning set forth in Section 3.6(c).

“Disputed Items” has the meaning set forth in Section 3.6(c).

“Dissenters’ Rights Statute” means Section 262 of the DGCL.

“Dissenting Shares” means shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement and who is entitled to demand and properly demands appraisal rights for such Company Capital Stock in accordance with the Dissenters’ Rights Statute.

“Dissenting Stockholder” means a Company Stockholder who has properly exercised his, her or its right to dissent in accordance with the Dissenters’ Rights Statute.

“Education Regulatory Approvals” has the meaning set forth in Section 6.2(b).

“Education Regulatory Authorities” means the California Bureau for Private Postsecondary Education, the Texas Workforce Commission, the Washington Workforce Training and Education Coordinating Board, the Arizona State Board for Private Postsecondary Education, the Colorado Division of Private Occupational Schools and the New York State Education Department, Bureau of Proprietary Schools Supervision and any other education regulatory authorities requiring notice or consent prior to Closing.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any lien, mortgage, pledge, claim, charge, right of way, security interest, option, right of first refusal or offer, easement, right of others, deed of trust, hypothecation, transfer restriction or other encumbrance.

“Environmental Laws” means any Law relating to pollution, protection of the environment (including ambient air, indoor air, surface water, groundwater, soil gas, land surface or subsurface strata), protection of natural resources and protection of human and worker health and safety, including Laws relating to the presence, use, production, manufacture, generation, formulation, handling, transportation, treatment, storage, disposal, distribution, labeling, packaging, testing, processing, discharge, emission, release, threatened release, control, cleanup of or exposure to Hazardous Materials, and the regulations promulgated thereunder.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, may be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means PNC Bank, a National Association.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date by Parent, the Securityholders’ Representative and Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means an amount in cash equal to $12,000,000.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Escrow Period” has the meaning set forth in Section 11.1.

“Estimated Benefits Liabilities” has the meaning set forth in Section 3.6(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.6(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.6(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 3.6(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 3.6(a).

“Estimated Merger Consideration” means an amount equal to (a) $165,000,000, minus (b) the amount of Estimated Closing Date Indebtedness, (c) (i) plus the amount, if any, by which Estimated Closing Working Capital exceeds the Target Working Capital Amount, or (ii) minus the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Closing Working Capital, minus (d) the Estimated Company Transaction Expenses, minus (e) the Estimated Benefits Liabilities.  For illustrative purposes only, a sample calculation of the Estimated Merger Consideration is attached as Annex III.

“Estimated Merger Consideration Calculation” has the meaning set forth in Section 3.6(a).

“Excess Ordinary Claims” has the meaning set forth in Section 11.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded License” has the meaning set forth in Section 4.12(n).

“Excluded Shares” means shares of Company Capital Stock held by the Company, Parent, Merger Sub or any of Parent’s or Merger Sub’s Affiliates.

“Exempted Claims” has the meaning set forth in Section 11.2(c)(iii).

“Export Control Laws” has the meaning set forth in Section 4.17(c).

“Final Merger Consideration” means an amount equal to (a) $165,000,000, minus (b) the amount, determined in accordance with Section 3.6, of Closing Date Indebtedness, (c) (i) plus  (i) the amount, if any, by which the amount, determined in accordance with Section 3.6, of Closing Working Capital exceeds the Target Working Capital Amount, or (ii) minus the amount, if any, by which the Target Working Capital Amount exceeds the amount, determined in accordance with Section 3.6, of Closing Working Capital, minus (d) the Closing Date Company Transaction Expenses, minus (e) the Benefits Liabilities.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fraud” has the meaning set forth in Section 11.2(c)(iii).

“Fundamental Representations” has the meaning set forth in Section 11.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” has the meaning set forth in Section 4.1(e).

“Hazardous Material” means any material or substance that is regulated, classified or otherwise described as a toxic or hazardous substance, waste or material or a pollutant or contaminant or infectious waste, or words of similar import, in any of the Environmental Laws, or chemicals or compounds that are otherwise subject to regulation, control or remediation, or for which liability can be imposed, under Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture or by-product of any of the foregoing), toxic mold, pesticides, polychlorinated biphenyls, urea formaldehyde, radon gas and radioactive matter.

“HSR Act” has the meaning set forth in Section 4.1(e).

“Indebtedness” means, without duplication, all (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or similar instruments, or pursuant to any direct or indirect guaranty or arrangements having the economic effect of a guarantee (excluding trade payables), or that are secured by an Encumbrance on property or assets; (iii) obligations under interest rate protection agreements; (iv) obligations under capital leases; (v) obligations issued or assumed as the deferred purchase price of property or services; (vi) liabilities, whether or not contingent, for the deferred purchase price of past acquisitions; (vii) amounts accrued in respect of milestone payments; (viii) accrued but unpaid royalty obligations, including re-calculations of royalties paid prior to Closing; (ix) obligations in respect of interest rate, currency or commodity derivatives, swaps, hedges or similar arrangements; (x) asset retirement obligations and similar obligations; (xi) obligations evidenced by any securitization or factoring arrangements; (xii) declared but unpaid dividends or distributions (excluding, for the avoidance of doubt, any accrued dividends paid to Company Stockholders out of the proceeds payable hereunder); (xiii) payment obligations accrued or that, at such time of determination, are or become payable to any holder of any indebtedness of the types described in clauses (i) through (xii) of this definition in connection with seeking or receiving any consent, modification, waiver or amendment of any material provision of any such indebtedness or by reason of any default or alleged default of any such indebtedness; and (xiv) principal, interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of the items described in the foregoing clauses (i) through (xiii).  For the avoidance of doubt, (A) Indebtedness shall exclude all Tax liabilities and (B) in no event shall a real property lease constitute Indebtedness.

“Indemnifying Person” means a Company Stockholder as of immediately prior to the Effective Time, other than the Dissenting Stockholders, who is entitled to receive a portion of the Final Merger Consideration pursuant to Section 3.5(a) and each Bonus Plan Participant.

“Indemnitee” has the meaning set forth in Section 11.3(a).

“Indemnitor” has the meaning set forth in Section 11.3(a).

“Information Statement” has the meaning set forth in Section 6.12.

“Information Systems” means all networks, servers, switches, endpoints, software, platforms, digital properties, storage, firmware and hardware, and all electronic connections between and among them, that are owned, operated, or used by the Company and that Process data.

“Initial Series A Preferred Merger Consideration Per Share” means, for each share of Series A Preferred Stock, the amount equal to (a) the Series A Preferred Participation Rate multiplied by (b) the Residual Payment minus (c) such share’s Pro Rata Share of the Escrow Amount minus (d) such share’s Pro Rata Share of the Representative Expense Fund

“Initial Series B Preferred Merger Consideration Per Share” means, for each share of Series B Preferred Stock, the amount equal to (a) the Series B Preferred Participation Rate multiplied by (b) the Residual Payment minus (c) such share’s Pro Rata Share of the Escrow Amount minus (d) such share’s Pro Rata Share of the Representative Expense Fund.

“Initial Series C Preferred Merger Consideration Per Share” means, for each share of Series C Preferred Stock, the amount by which the quotient of (a) the Aggregate Series C Merger Consideration divided by (b) the total amount of issued and outstanding Series C Preferred Stock exceeds the sum of (y) such share’s Pro Rata Share of the Escrow Amount plus (z) such share’s Pro Rata Share of the Representative Expense Fund.

“Initial Series C-1 Preferred Merger Consideration Per Share” means, for each share of Series C-1 Preferred Stock, the amount by which the quotient of (a) the Aggregate Series C-1 Merger Consideration divided by (b) the total amount of issued and outstanding Series C-1 Preferred Stock exceeds the sum of (i) such share’s Pro Rata Share of the Escrow Amount plus (ii) such share’s Pro Rata Share of the Representative Expense Fund.

“Insider” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all (a) Intellectual Property Rights and (b) Proprietary Information and Technology.

“Intellectual Property Right” means any and all registered and unregistered intellectual property rights throughout the world, including all of the following items, together with all rights to sue at law or in equity or recover and retain damages and costs and attorney’s fees for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing, and all rights to obtain renewals, continuations, continuations-in-part, divisions, reissues or other extensions or modifications of legal protections pertaining thereto: (a) Know-How; (b) patents, patent disclosures, patent rights, patent applications and inventions (whether or not patentable and whether or not reduced to practice); (c) trademarks, trade dress, trademark registrations, trademark applications, design marks, trade names and corporate names, Internet domain names and websites, service marks, service mark registrations, service mark applications, logos, industrial designs, trade dress; (d) copyrights, moral rights, copyrightable subject matter, mask works, copyright registrations and copyright applications; (e) computer software, software systems (including data, source code and object code, flow charts, development tools, incomplete programs, modules, implementations of algorithms, systems, models and methodologies, versions and releases, website content and images, user interfaces, screens, reports, firmware, templates, menus, buttons and icons, and all user manuals and other documentation relating thereto); (f) all goodwill associated with the foregoing; (g) databases, data compilations and collections, and customer, end user and technical data; and (h) other proprietary rights arising under Law, Contract, or otherwise and any other intellectual property rights or proprietary rights recognized by the Law of each applicable jurisdiction, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“Key Employees” means those certain individuals listed on Schedule 1.1(KE).

“Key Providers” means those certain individuals listed on Schedule 1.1(KP).

“Key Stockholders” means those certain Company Stockholders listed on Schedule 1.1(KS).

“Know-How” means trade secrets and other data, discoveries, concepts, ideas, research and development, information, formulae, formulations, inventions (whether or not the subject matter of a patent right and including inventions conceived prior to the Closing Date but not documented as of the Closing Date) and invention disclosures, compositions, designs, drawings, plans, proposals, technical data, specifications, manufacturing and production processes and techniques, databases and other proprietary and confidential information, including technical, scientific, analytical, regulatory and business knowledge and materials, customer and supplier lists and contact names, pricing and cost information, financial, business and marketing plans and proposals, techniques, operating manuals and manufacturing and quality control procedures.

“Knowledge of the Company” or words of similar import, means the actual knowledge of those individuals listed on Schedule 1.1(KC), after due inquiry.  For purposes of this Agreement, “due inquiry” as it relates to the Knowledge of the Company (or words of similar import) means reasonable inquiry of (a) employees of the Company or any Company Subsidiary who (i) directly report to the foregoing Persons and (ii) have responsibilities pertinent to such inquiry and, in each case, who would reasonably be expected to have knowledge of the fact or matter in question and (b) reasonable investigation of the Company’s and the Company Subsidiaries’ written and electronic records readily available to such individual.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or administrative law, constitution, common law principle, ordinance, code, statute, injunction, rule, statute or governmental regulation; (b) any binding judicial or administrative interpretation of any of the foregoing; (c) the terms and conditions of any agreement with a Governmental Authority; (d) the terms and conditions of any Permit; (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder; or (f) any Order.

“Leased Facilities” has the meaning set forth in Section 4.13.

“Leased Real Estate” has the meaning set forth in Section 4.13.

“Leases” has the meaning set forth in Section 4.8(a)(xv).

“Letter of Transmittal” has the meaning set forth in Section 3.4(e).

“Liability” means any debt, liability, obligation, deficiency, Tax, penalty, assessment, fine or other loss, fee, cost or expense of any kind, character or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Long-Term Incentive Plan” means the long-term incentive plan adopted by Parent or an Affiliate thereof immediately prior to the Closing Date, substantially in the form attached hereto as Exhibit K.

“Material Adverse Effect” means any event, occurrence, fact, condition or change (collectively, “Events”) that, individually or in the aggregate, has, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, properties, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding (A) changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company or any Company Subsidiary operates, (B) changes (including changes of applicable Laws) or conditions generally affecting the industry in which the Company or any Company Subsidiary operates and not specifically relating to or having a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the United States not having a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company or any Company Subsidiary operates, (D) Events resulting from actions taken by the Company or any Company Subsidiary that Parent has expressly requested in writing or to which Parent has expressly consented in writing, (E) any failure of the Company to meet projections, forecasts or revenue or earning predictions for any period (provided that this clause (E) shall not prevent a determination that any change, event, development, circumstance or effect underlying such failure has resulted in a Material Adverse Effect), or (F) Events resulting from the announcement, pendency or existence of, or compliance with, this Agreement and the transactions contemplated hereby; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Material Permits” means the Permits evidencing the education licenses from Governmental Authorities in the States of Washington, Colorado, Texas, California, Arizona and New York.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Offer Letter” has the meaning set forth in the Recitals.

“Order” means any charge, temporary restraining order or other order, writ, injunction (whether permanent or otherwise), judgment, consent, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, of any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Overlap Period” means a taxable year or other taxable period beginning on or before, and ending after, the Closing Date.

“Overpayment Amount” has the meaning set forth in Section 3.6(e)(ii).

“Owned Intellectual Property” means any and all Company Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company or any Company Subsidiary.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.1(d).

“Parent Indemnified Person” and “Parent Indemnified Persons” have the respective meanings set forth in Section 11.2(a).

“Participation Rate” means, with respect to certain Company Stockholders, the Series A Preferred Participation Rate and the Series B Preferred Participation Rate, in each case to the extent applicable to such applicable Company Stockholder.

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Paying Agent” means PNC Bank, a National Association.

“Paying Agent Agreement” has the meaning set forth in Section 3.3(b).

“Payment Fund” has the meaning set forth in Section 3.3(b).

“Permit” means any approval, permit, license, certificate, franchise or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, including any regulatory approvals, excluding, for the avoidance of doubt, any federal, state or local Tax or business registrations or certificates (provided that the foregoing does not exclude Material Permits, which constitute Permits hereunder).

“Permitted Encumbrance” means any (a) Encumbrance arising under carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business, that are not due and payable or are being contested by appropriate proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof); or (b) Encumbrance securing the payment of Taxes, either not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings (and for which appropriate reserves have been established in the Financial Statements and in accordance with GAAP).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

“Personal Data” means any data or information that constitutes “personal data”, “personal information”, or similar term under any applicable Law, Data Protection Obligation, or any of the Company’s or Company Subsidiaries’ current Privacy Policies, and includes an individual’s first and last name, social security number or other Governmental Authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, Cardholder Data or other financial information (including bank account information), and cookie identifiers.

 “Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to the Overlap Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Taxes” means (i) any Taxes of, or imposed on, the Company or any Company Subsidiary relating or attributable to any Pre-Closing Period (including such Taxes that are accrued but not yet due and payable as of the Closing Date and any such Taxes that arise from or are attributable to a third party Claim initiated by a Tax Authority within the statute of limitations applicable to such Taxes in the relevant jurisdiction) with Taxes for any Overlap Period determined in accordance with Section 12.2, (ii) the portion of Transfer Taxes borne by the Indemnifying Persons as set forth in Section 12.3, (iii) to the extent not included in subpart (i) above, any Taxes  imposed on the Company or a Company Subsidiary as a result of the Company or a Company Subsidiary being included on or prior to the Closing Date in a consolidated, combined, affiliated or unitary group, or as a result of being a transferee or successor, by contract, operation of Law or otherwise, in each case, to the extent related to a transaction or event occurring prior to the Closing, (iv) Transaction Payroll Taxes and (v) any Taxes imposed on the Company or a Company Subsidiary (including the Parent, the Surviving Corporation and its Affiliates after the Closing) with respect to income of the Company or a Company Subsidiary from Pre-Closing Periods pursuant to Sections 951, 951A and 965 of the Code, assuming for this purpose, that the taxable year of any such company that includes the Closing Date ends on the Closing Date, determined in accordance with Section 12.2.  Notwithstanding the foregoing, “Pre-Closing Taxes” will exclude (1) Transfer Taxes allocated to Parent under Section 12.3, (2) any Taxes resulting from an election under Section 338 or Section 336 of the Code with respect to the Merger, (3) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the Company’s ordinary course of business (other than as explicitly contemplated by this Agreement), (4) any Taxes resulting from any breach by Parent of Section 12.5 and (5) any Taxes included in the calculation of Closing Date Company Transaction Expenses or Closing Working Capital.  Furthermore, Pre-Closing Taxes shall include all Transaction Deductions in the taxable period that includes the Closing Date to the maximum extent permitted by applicable Law.

“Privacy Policies” has the meaning set forth in Section 4.12(u)(i).

“Pro Rata Share” means, subject to revision in accordance with Section 3.6(e), with respect to any Indemnifying Person, a fraction, (a) the numerator of which is the sum of (i) the gross amount payable at Closing to such Indemnifying Person with respect to such Indemnifying Person’s Company Securities under this Agreement and (ii) any Bonus Plan Payments payable at Closing to such Indemnifying Person under this Agreement, and (b) the denominator of which is the sum of (i) the gross amount payable at Closing to all Indemnifying Persons with respect to all Indemnifying Persons’ Company Securities under this Agreement and (ii) the Bonus Plan Payments payable at Closing to all Indemnifying Persons under this Agreement.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

“Prohibited Fund” has the meaning set forth in Section 4.17(d)(iii).

“Prohibited Payments” has the meaning set forth in Section 4.17(d)(i).

“Prohibited Person” means (a) a Person on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury or the Denied Persons List or Entity List administered by the U.S. Department of Commerce; (b) a Person on any list of sanctioned Persons administered by the European Union or Member of the European Union; (c) the government of any nation against which the United States imposes a trade embargo, including any agency or instrumentality thereof; or (d) a Person acting or purporting to act, directly or indirectly, on behalf of, or an entity that is majority owned or controlled by, any of the Persons covered by subsections (a), (b) or (c).

“Proprietary Information and Technology” means any and all of the following:  (a) works of authorship, computer programs, source code and executable code, whether embodied in Software, firmware, middleware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, specifications, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices; (b) data, data structures, databases, data compilations, data sets, data derived or resulting from data processing, arrangement, organization, manner of aggregation, criteria, labels, objects, images, sounds; (c) servers, workstations, routers, hubs, switches, data communications lines and other technology equipment; (d) inventions (whether or not patentable), invention disclosures, discoveries, improvements, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, concepts, insights, input, output, outcomes, results, predictions, translations, analysis, visualizations, techniques, methods, processes, formulae, patterns, features, algorithms, customer lists and supplier lists; (e) other technology and instantiations or embodiments of the foregoing; and (f) Intellectual Property Rights in the foregoing in any form and embodied in any media.

“Reference Date” and “Reference Date Balance Sheet” have the respective meanings set forth in Section 4.4(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposing of a Hazardous Material.

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Representative Agreements” has the meaning set forth in Section 13.1.

“Representative Expense Fund” means $250,000 deposited at Closing with the Securityholders’ Representative for the purposes set forth in Article XIII.

“Representative Losses” has the meaning set forth in Section 13.2.

“Required Stockholder Vote” has the meaning set forth in Section 4.1(c).

“Residual Payment” means the amount equal to (a) the Estimated Merger Consideration minus (b) the Aggregate Series C Merger Consideration minus (c) the Aggregate Series C-1 Merger Consideration.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 4.2(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any actual or suspected (a) accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, acquisition of, or access to Personal Data or Confidential Data in the Company’s or a Company Subsidiary’s possession, custody or control or (b) other act or omission that materially compromises the security, integrity, or confidentiality of Personal Data or Confidential Data in the Company’s or a Company Subsidiary’s possession, custody or control.

“Securityholder Indemnified Persons” has the meaning set forth in Section 11.2(b).

“Securityholders’ Representative” means Fortis Advisors LLC, solely in its capacity as the representative of the Indemnifying Persons and not in its individual capacity.

“Sensitive Data” means (a) all Personal Data that is subject to a Data Protection Obligation and (b) other confidential or proprietary business information or trade secret information.

“Series 1 Preferred Stock” means the shares of capital stock of the Company designated as “Series 1 Preferred Stock” in the Charter.

“Series A Preferred Participation Rate” means the amount obtained by dividing (a) 74% of the Series A Original Issue Price (as defined in the Charter) by (b) the Aggregate Series A and Series B Liquidation Preference.

“Series A Preferred Stock” means the shares of capital stock of the Company designated as “Series A Preferred Stock” in the Charter.

“Series B Preferred Participation Rate” means the amount obtained by dividing (a) the Series B Original Issue Price (as defined in the Charter) by (b) the Aggregate Series A and Series B Liquidation Preference.

“Series B Preferred Stock” means the shares of capital stock of the Company designated as “Series B Preferred Stock” in the Charter.

“Series C Preferred Stock” means the shares of capital stock of the Company designated as “Series C Preferred Stock” in the Charter.

“Series C-1 Preferred Stock” means the shares of capital stock of the Company designated as “Series C-1 Preferred Stock” in the Charter.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, either alone or through or together with any other Subsidiary of such Person, stock or other equity interests representing more than 50% of the equity interests thereof or more than 50% of the ordinary voting power thereof.

“Subsidiary Securities” has the meaning set forth in Section 4.2(j).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital Amount” means $0.00.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the administration or collection of such Tax.

“Tax Return” means Tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax returns) for Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, goods and services tax and other taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a transferee or a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity or otherwise by operation of Law.

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Third-Person Intellectual Property” means any and all Intellectual Property owned by a third Person and used or held for use by the Company or any Company Subsidiary (currently, previously or currently contemplated by the Company) or otherwise necessary for the conduct of the business of the Company.

“Threshold” has the meaning set forth in Section 11.2(c)(i).

“Transaction Deductions” means all items of loss or deduction for U.S. federal income and state and local income Tax purposes that are deductible under applicable Law for the Pre-Closing Period resulting from or attributable to:  (a) any compensatory payments payable on, in connection with or before the Closing pursuant to this Agreement, (b) Company Transaction Expenses, (c) Transaction Payroll Taxes, (d) Benefits Liabilities and (e) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing; provided that, to the extent applicable, the parties agree to make the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success-based fees within the scope of such revenue procedure.

“Transaction Payroll Taxes” means any employer-level employment, payroll or similar Taxes with respect to any Benefits Liabilities or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent, the Company, the Surviving Corporation, any Company Subsidiary or any of their Affiliates.  For the avoidance of doubt, Transaction Payroll Taxes will (a) be included, without duplication, within the definitions of Benefits Liabilities, Closing Working Capital and Pre-Closing Taxes; (b) reduce the amount of Final Merger Consideration payable to the Indemnifying Persons; and (c) be borne solely by the Indemnifying Persons.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any interest, penalty, addition to tax or additional amount relating thereto).

“Underpayment Amount” has the meaning set forth in Section 3.6(e)(i).

“Unresolved Items” has the meaning set forth in Section 3.6(d).

“Walk-Away Date” has the meaning set forth in Section 10.1(b).

“WARN Act” has the meaning set forth in Section 4.16(g).

“Website and Digital Properties” has the meaning set forth in 4.12(t).

“Written Consent” has the meaning set forth in the Recitals.

“Zipfian” means Zipfian, Inc., a Delaware corporation.

Section 1.2                Construction.

(a)          For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document, are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (vii) any reference in this Agreement to $ or dollars means U.S. dollars and (viii) any references herein to “federal” means U.S. federal.

(b)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c)         Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
The Merger

Section 2.1              The Merger.  At the Effective Time, subject to and in accordance with the terms and conditions of this Agreement and the Certificate of Merger, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company in the Merger and the separate corporate existence of Merger Sub shall cease.  The Company shall continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and, as of the Effective Time, shall be a wholly owned Subsidiary of Parent.

Section 2.2              Effective Time.  On the Closing Date, the Company and Merger Sub will file the Certificate of Merger with the Office of the Secretary of State of Delaware.  The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Office of the Secretary of State of Delaware, or at such later date or time as is agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

Section 2.3               Closing of the Merger.  Subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of each of the conditions contained in Articles VII, VIII and IX, the closing of the Merger (the “Closing”) shall take place no later than the second Business Day after satisfaction or waiver (to the extent permitted under applicable Law) of the conditions set forth in Articles VII, VIII and IX (other than those conditions to be satisfied at the Closing) (provided, that, Parent shall not be obligated to effect the Closing prior to the fifth day after the satisfaction of the condition set forth in Section 8.6), remotely and electronically but with deemed effect at the offices of Parent in Herndon, Virginia, unless another time, date or place is agreed to in writing by the Company and Parent.  The actual date on which the Closing takes place is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

Section 2.4             Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation following the Merger, subject to the terms and conditions contained in this Agreement.

Section 2.5               Certificate of Incorporation and Bylaws; Directors; Officers.  At the Effective Time:

(a)           The certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit D, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)          The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except as to the name of the Surviving Corporation.

(c)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

ARTICLE III

Closing Deliveries; Merger Consideration; Conversion of Shares

Section 3.1                Closing Deliveries by the Company.  At the Closing, subject to the satisfaction or waiver of the conditions set forth in Articles VII and IX, the Company shall deliver or cause to be delivered to Parent the following documents:

(a)           executed copies of any Ancillary Agreement to which it, or the Securityholders’ Representative, is a party or signatory (to the extent not previously delivered);

(b)           a certificate of an authorized officer of the Company certifying that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.6 have been satisfied;

(c)            a (i) certificate described in Treasury Regulation Section 1.1445-2(c)(3), in form reasonably satisfactory to Parent, certifying that none of the interests in the Company are U.S. real property interests for purposes of Section 1445 of the Code, and (ii) notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver a copy of such certificate and notice to the IRS on behalf of the Company after the Closing;

(d)         true and complete copies, certified by the Secretary or an Assistant Secretary of the Company, of (A) the Organizational Documents of the Company and (B) the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party or signatory and the consummation of the transactions contemplated by this Agreement;

(e)            the Written Consent;

(f)            a duly executed pay-off letter from each of the holders of Closing Date Indebtedness, in form and substance reasonably satisfactory to Parent, certifying that all such Closing Date Indebtedness owing to such holder shall be fully paid upon the receipt by such holder of funds pursuant to Section 3.4(c)(ii) and authorizing the release of all Encumbrances and the termination of all agreements and other security interests related to such Closing Date Indebtedness following satisfaction of the terms contained therein, together with any necessary Uniform Commercial Code authorizations or other releases as may be reasonably required to evidence the satisfaction of such Closing Date Indebtedness;

(g)            a good standing certificate for the Company from the Secretary of State of Delaware dated as of a date not earlier than five days prior to the Closing Date; and

(h)          a duly executed pay-off letter from each payee of Closing Date Company Transaction Expenses (each, a “Company Expense Payoff Letter”), certifying that all Closing Date Company Transaction Expenses owing to such payee shall be fully paid upon the receipt by such payee of the amount set forth in such Company Expense Payoff Letter.

Section 3.2                                Closing Deliveries by Parent and Merger Sub.  At the Closing, subject to the satisfaction or waiver of the conditions set forth in Article VII and VIII:

(a)          each of Parent and Merger Sub shall cause to be delivered to the Company executed copies of any Ancillary Agreements to which it is a party or signatory (to the extent not previously delivered);

(b)          Parent shall cause to be delivered to the Company a certificate of an officer of Parent certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied; and

(c)           each of Parent and Merger Sub shall cause to be delivered to the Company true and complete copies, certified by the Secretary or an Assistant Secretary of each of Parent and Merger Sub, respectively, of the resolutions duly and validly adopted by the Boards of Directors of Parent and Merger Sub, respectively, evidencing their respective authorizations of the execution and delivery of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are parties or signatories and the consummation of the transactions contemplated by this Agreement.

Section 3.3            Paying Agent; Payment Fund.

(a)         No more than five Business Days, and no fewer than three Business Days, prior to the Effective Time, the Company shall prepare and deliver to Parent (with a copy to the Securityholders’ Representative) a schedule (the “Disbursement Schedule”) in the form attached as Exhibit F, which schedule shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time:  (i) the names of all the Company Stockholders and Bonus Plan Participants, and their respective addresses and email addresses as and to the extent reflected in the records of the Company; (ii) the number, class and series of shares of Company Capital Stock (with Certificate numbers) held by such Persons; (iii) the amount of cash payable to each Company Stockholder and Bonus Plan Participant, pursuant to Section 3.4(a) and Section 3.5(d) (other than amounts payable pursuant to Sections 3.6(e) and 13.3, as applicable); (iv)  the calculation of each Indemnifying Person’s Pro Rata Share; (v) the amount of Estimated Transaction Expenses payable to each payee thereof; (vi) the amount of Estimated Benefits Liabilities payable to each payee thereof; (vii) the amount of Closing Date Indebtedness payable to each payee thereof (viii) a schedule of the payees and accounts to which each of the foregoing payments will be made and (ix) a separate column that indicates whether each Company Stockholder and Bonus Plan Participant will be paid by the Paying Agent or through Company payroll.

(b)          Prior to the Effective Time, Parent and the Securityholders’ Representative shall engage the Paying Agent, pursuant to the paying agent agreement in the form attached as Exhibit G (the “Paying Agent Agreement”), for payment of the portion of the Payment Fund then due to the holders of Company Capital Stock pursuant to Section 3.4(a), pursuant to the Disbursement Schedule.  At the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, to be further distributed to the holders of the Company Capital Stock in an account specified by the Paying Agent to Parent no later than three Business Days prior to the Closing Date, cash in an amount equal to the Closing Payment.  Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(c)         Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Capital Stock one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand.  Any former holders of Company Capital Stock who have not theretofore complied with this Article III shall thereafter look only to Parent and the Surviving Corporation for payment of the portion of the Payment Fund payable with respect thereto.

(d)          Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)            The Paying Agent shall hold, invest and release the Payment Fund in accordance with the terms of this Agreement and the Paying Agent Agreement.

Section 3.4            Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Securityholders’ Representative, the Paying Agent or any Company Stockholder:

(i)            each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be cancelled and extinguished as of the Effective Time without payment of any consideration;

(ii)            each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be automatically converted into the right to receive an amount of cash (without interest) equal to (A) the Initial Series C-1 Preferred Merger Consideration Per Share;  plus (B) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any cash disbursements made from the Escrow Fund to the Company Stockholders in accordance with Section 11.5 (and otherwise in each case in accordance with the Escrow Agreement) (as and when such disbursements are made); plus (C) an amount equal to the total amount of any payments made by Parent in accordance with Section 3.6(e)(i)(A) in respect of such share of Series C-1 Preferred Stock, as applicable; plus (D) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any amount paid over to the Paying Agent by the Securityholders’ Representative (for further distribution to the Company Stockholders) in accordance with Section 13.3(i)(A) (as and when such disbursements are made);

(iii)            each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be automatically converted into the right to receive an amount of cash (without interest) equal to (A) the Initial Series C Preferred Merger Consideration Per Share; plus (B) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any cash disbursements made from the Escrow Fund to the Company Stockholders in accordance with Section 11.5 (and otherwise in each case in accordance with the Escrow Agreement) (as and when such disbursements are made); plus (C) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any amount paid over to the Paying Agent by the Securityholders’ Representative (for further distribution to the Company Stockholders) in accordance with Section 13.3(i)(A) (as and when such disbursements are made);

(iv)            each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be automatically converted into the right to receive an amount of cash (without interest) equal to (A) the Initial Series B Preferred Merger Consideration Per Share; plus (B) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any cash disbursements made from the Escrow Fund to the Company Stockholders in accordance with Section 11.5 (and otherwise in each case in accordance with the Escrow Agreement) (as and when such disbursements are made); plus (C) an amount equal to the total amount of any payments made by Parent in accordance with Section 3.6(e)(i)(A) in respect of such share of Series B Preferred Stock, as applicable; plus (D) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any amount paid over to the Paying Agent by the Securityholders’ Representative (for further distribution to the Company Stockholders) in accordance with Section 13.3(i)(A) (as and when such disbursements are made);

(v)            each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be automatically converted into the right to receive an amount of cash (without interest) equal to (A) the Initial Series A Preferred Merger Consideration Per Share; plus (B) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any cash disbursements made from the Escrow Fund to the Company Stockholders in accordance with Section 11.5 (and otherwise in each case in accordance with the Escrow Agreement) (as and when such disbursements are made); plus (C) an amount equal to total amount of any payments made by Parent in accordance with Section 3.6(e)(i)(A) in respect of such share of Series A Preferred Stock, as applicable; plus (D) an amount equal to the product of (1) such share’s Pro Rata Share multiplied by (2) any amount paid over to the Paying Agent by the Securityholders’ Representative (for further distribution to the Company Stockholders) in accordance with Section 13.3(i)(A) (as and when such disbursements are made); and

(vi)            each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be cancelled and extinguished as of the Effective Time without payment of any consideration;

(vii)            each Excluded Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(viii)            each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)            The amount of cash each Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder.  The amount of cash to be paid to each Company Stockholder will be set forth on the Disbursement Schedule.

(c)            At the Effective Time:

(i)            Parent shall deliver, or cause to be delivered, to the Escrow Agent the Escrow Amount, to be contributed to the Escrow Fund;

(ii)            Parent shall pay, or cause the Surviving Corporation to pay, to the holders of the Closing Date Indebtedness an amount sufficient in order to repay all such Closing Date Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or any of its Affiliates with respect to the Closing Date Indebtedness outstanding immediately prior to the Closing;

(iii)            Parent shall pay to the Company the amount of the unpaid Benefits Liabilities, and the Company (or the Surviving Corporation or a Company Subsidiary, as applicable) shall promptly (or promptly when due, as applicable) pay, after all applicable withholding, the unpaid Benefits Liabilities to the recipients thereof in accordance with the Disbursement Schedule and the Estimated Merger Consideration Calculation and, with respect to the Bonus Plan Closing Payments, subject to the conditions set forth in Section 3.5(d);

(iv)            Parent shall pay, or cause the Surviving Corporation to pay, any amounts constituting Closing Date Company Transaction Expenses for which Company Expense Payoff Letters have been delivered by the Company to Parent; and

(v)            Parent shall deliver, or cause to be delivered, to the Securityholders’ Representative, the Representative Expense Fund for use in accordance with Article XIII.

The Escrow Fund shall be held and released by the Escrow Agent in accordance with Section 3.6(e)(ii), Section 11.5 (and any other applicable provisions) of this Agreement and the Escrow Agreement.  Each of the foregoing payments shall be made by wire transfer of immediately available funds to accounts designated, as applicable, by the Escrow Agent, each applicable holder of Closing Date Indebtedness, the payees of Closing Date Company Transaction Expenses, the Surviving Corporation (for further payment to the payees of Benefits Liabilities) and the Securityholders’ Representative, in each case no later than three Business Days prior to the Closing Date.

(d)       At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of electronic certificates administered by Carta, Inc. representing shares of Company Capital Stock (“Certificates”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive consideration in accordance with Section 3.4(a) (provided, however, that, Certificates representing Dissenting Shares will entitle the holder thereof only to such rights as provided under the DGCL and any other applicable Law); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(e)           Parent and the Securityholders’ Representative shall instruct the Paying Agent to pay each Company Stockholder the aggregate dollar amount receivable by such holder under Section 3.4(a) following surrender (or deemed surrender) of the Certificate or Certificates representing such shares of Company Capital Stock and the delivery to the Paying Agent by such Company Stockholder of (i) a letter of transmittal substantially in the form attached hereto as Exhibit H (the “Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto; (ii) completed IRS Forms W-8 and/or W-9, if applicable; and (iii) such other documents as may be reasonably requested by the Paying Agent.  If such Certificate or Certificates are surrendered (or deemed surrendered), and such Letter of Transmittal and IRS Forms W-8 and/or W-9, if applicable, are delivered, at least three Business Days prior to the Closing Date, then Parent and the Securityholders’ Representative shall instruct the Paying Agent to pay such dollar amount to such holder by wire transfer of immediately available funds at the Closing.  If such Certificate or Certificates are surrendered (or deemed surrendered), and such Letter of Transmittal and IRS Forms W-8 and/or W-9, if applicable, are delivered, after the third Business Day prior to the Closing Date, then Parent and the Securityholders’ Representative shall instruct the Paying Agent to pay such dollar amount to such holder by wire transfer of immediately available funds within three Business Days after such surrender (or deemed surrender) and delivery.  Each such Certificate so surrendered (or deemed surrendered) shall be canceled.  Until surrendered (or deemed surrendered) as contemplated by this Section 3.4(e), each such Certificate shall be deemed after the Effective Time to represent only the right to receive (following such surrender or deemed surrender) the consideration receivable pursuant to Section 3.4(a) with respect to the shares of Company Capital Stock previously represented by such Certificate.

(f)           If any Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 3.4(e) or Section 3.4(f), upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the presentation of such affidavit (and delivery of a duly executed and completed Letter of Transmittal and IRS Forms W-8 and/or W-9, if applicable) to the Paying Agent, Parent and the Securityholders’ Representative shall instruct the Paying Agent to pay to such Person the consideration receivable with respect to the Company Capital Stock represented by such lost, stolen or destroyed Certificate.

(g)            Parent shall instruct the Paying Agent, as soon as reasonably practicable following the execution and delivery of this Agreement (and in any event within three Business Days after the date hereof), to mail or otherwise deliver a Letter of Transmittal (and IRS Form W-9) to each holder of record of shares of Company Capital Stock.  No interest shall accrue or be paid on the cash amount payable upon the surrender (or deemed surrender) of any Certificate for the benefit of the holder of such Certificate.  If the payment equal to the applicable cash amount is to be made to a Person other than the Person in whose name a surrendered Certificate (or Certificate that is deemed to have been surrendered) formerly evidencing shares of Company Capital Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered (or so deemed surrendered) shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the applicable cash amount to a Person other than the registered holder of such Certificate, or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.

(h)        Notwithstanding anything contained herein to the contrary, neither the delivery nor surrender of Certificates shall be required under Section 3.4(e) (nor shall any affidavit be required under Section 3.4(f) in the event any Certificate shall have been lost, stolen or destroyed) as a condition for receipt of any payment or for any other reason, so long as the holder of such Certificates validly completes and submits a Letter of Transmittal, including via online submission, in which case the underlying Certificates covered by such Letter of Transmittal shall be deemed automatically surrendered and cancelled.

(i)          Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, Dissenting Shares shall not be converted into the right to receive the consideration described in Section 3.4(a), and holders of such Dissenting Shares shall only be entitled to receive such rights as are provided in accordance with the DGCL and any other applicable Law unless and until such holders fail to perfect or withdraw or otherwise lose such rights under the DGCL and any other applicable Law.  If, after the Effective Time, any such holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses such right, such holder’s Dissenting Shares shall thereupon be automatically treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the consideration described in Section 3.4(a), without any interest thereon (subject to the surrender of their Certificate representing such Dissenting Shares and other requirements set forth in Section 3.4(e)).  The Company shall give Parent and Merger Sub prompt notice of any demands for dissenters’ rights and withdrawals of demands for dissenters’ rights.  Parent will have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenters’ rights or settle or offer to settle any such demand.

Section 3.5            Treatment of Company Options and Company Warrants; and Bonus Plan.

(a)           No outstanding Company Options shall be assumed or substituted by Parent.  Each Company Option shall be irrevocably cancelled and terminated without consideration immediately prior to, but subject to the closing of, the Merger, without any action on the part of Parent or Merger Sub.

(b)           Each Company Warrant outstanding immediately prior to the Effective Time shall be cancelled, terminated and extinguished as of the Effective Time, without any action on the part of Parent or Merger Sub, and no consideration shall be paid therefor.

(c)           At or prior to the Effective Time, the Company and the Board of Directors of the Company, or the applicable committee thereof, shall adopt any resolutions and take any actions that are reasonably necessary to (i) effectuate the provisions of Section 3.5(a) and Section 3.5(b) and (ii) cause the Company Equity Plans and the Company Warrants to terminate at or prior to the Effective Time.  Prior to the Effective Time, the Company shall deliver all notices, if any, that are required under the Company Equity Plans or the Company Warrants (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Options or Company Warrants.

(d)        Immediately prior to the Effective Time, the Company shall cancel and terminate the Bonus Plan, and all rights and obligations outstanding immediately prior to the Effective Time under the Bonus Plan shall be thereby cancelled, terminated and extinguished as of the Effective Time.  Subject to the completion, execution and delivery by each Bonus Plan Participant of a Bonus Plan Termination Agreement, each Bonus Plan Participant’s rights under the Bonus Plan shall be converted into the right to receive (subject to applicable Tax withholding): (i) an amount in cash equal to the Bonus Plan Closing Payment; plus (ii) an amount equal to the product of (A) the Bonus Participant’s Pro Rata Share multiplied by (B) any cash disbursements made from the Escrow Fund to the Company Stockholders and Bonus Plan Participants in accordance with Section 11.5 (and otherwise in each case in accordance with the Escrow Agreement) (as and when such disbursements are made); plus (iii) such amount equal to any payments made by Parent with respect to such Bonus Plan Participant in accordance with Section 3.6(e)(i)(B) (as and when such payments are made); plus (iv) an amount equal to the product of (A) the Bonus Participant’s Pro Rata Share multiplied by (B) any amount paid over to the Paying Agent by the Securityholders’ Representative (for further distribution to the Company Stockholders and Bonus Plan Participants) in accordance with Section 13.3(i)(B) (as and when such disbursements are made).  Parent shall cause the Surviving Corporation to pay, through the Surviving Corporation’s (or its applicable Affiliate’s) standard payroll or accounts payable system, as applicable, each Bonus Plan Participant the aggregate dollar amount receivable by such Person under Section 3.5(d)(i) following the delivery to the Company of a duly executed Bonus Plan Termination Agreement.

(e)            At or prior to the Effective Time, the Company and the Board of Directors of the Company, or the applicable committee thereof, shall adopt any resolutions and take any actions that are reasonably necessary to (i) effectuate the provisions of Section 3.5(d) and (ii) cause the Bonus Plan to terminate at or prior to the Effective Time.

Section 3.6               Closing Balance Sheet and Merger Consideration Adjustments.

(a)          The Company shall deliver to Parent, concurrently with its delivery of the Disbursement Schedule, an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of immediately prior to the Closing (provided that Pre-Closing Taxes included in such calculation shall be determined in accordance with the definition of Pre-Closing Taxes) (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP, together with a statement (the “Estimated Merger Consideration Calculation”) setting forth in reasonable detail the Company’s good faith estimated calculations of (i) Closing Working Capital (the “Estimated Closing Working Capital”), (ii) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) Benefits Liabilities (the “Estimated Benefits Liabilities”), and (iv) Closing Date Company Transaction Expenses (the “Estimated Company Transaction Expenses”), which statement shall be prepared and calculated in accordance with GAAP.

(b)        No later than the 90th day following the Closing Date, Parent will prepare and deliver to the Securityholders’ Representative an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of immediately prior to the Closing (provided that Pre-Closing Taxes included in such calculation shall be determined in accordance with the definition of Pre-Closing Taxes)  (the “Closing Balance Sheet”), prepared in accordance with GAAP, together with a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of Closing Working Capital, Closing Date Indebtedness, Benefits Liabilities and Closing Date Company Transaction Expenses, which shall be prepared in accordance with GAAP, accompanied by reasonable supporting details.

(c)          The Securityholders’ Representative shall have 90 days following its receipt of the Closing Balance Sheet and the Closing Statement to deliver to Parent any objections that it has to any of the matters set forth therein.  If the Securityholders’ Representative does not deliver any written objections to Parent within such 90-day period, the Securityholders’ Representative (on behalf of the Indemnifying Persons) shall be deemed to have accepted the Closing Balance Sheet, the Closing Statement and the calculations set forth therein.  If the Securityholders’ Representative does timely deliver such written objections (a “Dispute Notice”), which Dispute Notice specifies in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”), then, during the 45 days following Parent’s receipt of the Dispute Notice, Parent and the Securityholders’ Representative shall in good faith attempt to resolve in writing the Disputed Items.  Any Disputed Item resolved in writing by Parent and the Securityholders’ Representative will be deemed final, binding and conclusive on Parent and the Indemnifying Persons. Additionally, following delivery of the Closing Balance Sheet and the Closing Statement, Parent shall, and shall cause the Company to, provide to the Securityholders’ Representative confidential, reasonable access, during normal business hours, to the Company’s books and records (including working papers, schedules and calculations) reasonably relating to the calculation of the Closing Statement, including (to the extent practicable) by making any applicable records available in electronic form where reasonably requested.  The Securityholders’ Representative and its advisors may make inquiries of the personnel of Parent and the Company that were involved in the preparation of the Closing Statement regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent and the Company shall reasonably cooperate in good faith with the Securityholders’ Representative and its advisors with respect to such inquiries.

(d)        If Parent and the Securityholders’ Representative do not reach agreement on all of the Disputed Items during such 45-day period (or such longer period as they shall mutually agree), then, at the end of such period, Parent and the Securityholders’ Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to a mutually agreeable, independent, nationally recognized accounting firm (the “Accounting Referee”) to review and resolve such Unresolved Items.  Each of Parent and the Securityholders’ Representative agrees to execute and deliver any customary engagement letter reasonably required by the Accounting Referee. The Accounting Referee will determine each Unresolved Item (the amount of which may not be more favorable to Parent than the related amount reflected in the Closing Statement nor more favorable to the Securityholders’ Representative than the related amount set forth in the Dispute Notice) as promptly as practicable, and Parent and the Securityholders’ Representative will instruct the Accounting Referee to endeavor to complete such process within a period of no more than 45 days. The Accounting Referee may conduct such proceedings as the Accounting Referee believes, in its sole discretion, will assist in the determination of the Unresolved Items; provided, however, that, except as Parent and the Securityholders’ Representative may otherwise agree, all communications between Parent and the Securityholders’ Representative or any of their respective Representatives, on the one hand, and the Accounting Referee, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating Party.  The Accounting Referee shall make its determination solely based on (i) the documentation submitted by, and presentations (any such documentation or presentation must be provided to the other Party prior to its submission or presentation to the Accounting Referee) made by Parent and the Securityholders’ Representative, (ii) the definitions of Closing Working Capital, Closing Date Indebtedness, Benefits Liabilities and Closing Date Company Transaction Expenses and (iii) the accounting principles, policies, procedures and methodologies utilized by the Company prior to the Closing.  The Accounting Referee’s determination of the Unresolved Items will be final, binding and conclusive on Parent and the Securityholders’ Representative and enforceable before a Governmental Authority, effective as of the date the Accounting Referee’s written determination is received by Parent and the Securityholders’ Representative. Each of Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Persons) will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.  The fees and expenses of the Accounting Referee incurred pursuant to this Section 3.6(d) shall be split equally between Parent and the Securityholders’ Representative (on behalf of the Indemnifying Persons).

(e)           Upon resolution of all Disputed Items and Unresolved Items (if any) pursuant to this Section 3.6, the final amounts of Closing Working Capital, Closing Date Indebtedness, Benefits Liabilities and Closing Date Company Transaction Expenses, and the Final Merger Consideration based on the foregoing, shall be determined, and the following payments shall be made:

(i)            If the Final Merger Consideration exceeds the Estimated Merger Consideration (an “Underpayment Amount”), then Parent shall promptly (and in any event within three Business Days) pay (A) to the Paying Agent, for further distribution to the Company Stockholders, the portion of such Underpayment Amount payable to the Company Stockholders, and (B) to the Surviving Corporation for further distribution, through the Surviving Corporation’s (or its applicable Affiliate’s) standard payroll or accounts payable system, as applicable, the portion of such Underpayment Amount payable to the Bonus Plan Participants to be allocated among the Bonus Plan Participants, in each case of (A) and (B) as if such Underpayment Amount had been payable at Closing (pursuant to instructions from the Securityholders’ Representative, which instructions shall include an updated Pro Rata Share definition (reflecting the cash amounts actually received by each Indemnifying Person pursuant to this Agreement (including the amount of any withholding thereon, which will be deemed to have been received by such Indemnifying Person)) for all purposes under Article XI or any other purpose under this Agreement, other than in respect of distributions from the Escrow Fund or pursuant to Section 13.3(i)(A) to the Indemnifying Persons, for which the original Pro Rata Share definition will continue to be used).

(ii)            If the Estimated Merger Consideration exceeds the Final Merger Consideration (an “Overpayment Amount”), the Securityholders’ Representative and Parent will promptly issue a joint written instruction to the Escrow Agent to distribute to Parent, from the Escrow Fund, the Overpayment Amount; provided, however, that if the Overpayment Amount exceeds $1,000,000, then Parent may, in Parent’s sole discretion, also elect to recover any portion of the Overpayment Amount that exceeds $1,000,000 from the Indemnifying Persons, in each case, whether such recovery is from the Escrow Fund or directly from the Indemnifying Persons, to be allocated among the Indemnifying Persons as if such Overpayment Amount would have reduced the Estimated Merger Consideration at Closing (pursuant to instructions from the Securityholders’ Representative, which instructions shall include a schedule to reflect that the former holders of Series C Preferred Stock would first receive an amount with respect to distributions from the Escrow Fund to the Indemnifying Persons to make them whole for the Overpayment Amount that was paid from the Escrow Fund and an updated Pro Rata Share definition that will be used with respect to any remaining distributions from the Escrow Fund or pursuant to Section 13.3(i)(A) to the Indemnifying Persons, and a separate updated Pro Rata Share definition (reflecting the cash amounts actually received by each Indemnifying Person pursuant to this Agreement (including the amount of any withholding thereon, which will be deemed to have been received by such Indemnifying Person, and taking into account any amounts paid back to Parent under this Section 3.6(e)(ii))) that will be used for all purposes under Article XI or any other purpose under this Agreement).

(iii)            Any amount payable pursuant to this Section 3.6(e) will be paid by wire transfer of immediately available funds within three Business Days after the determination of the amount of such payment, or such other date as is specified in this Section 3.6(e).  Any payments made pursuant to this Section 3.6 shall constitute an adjustment of the Estimated Merger Consideration, including for Tax purposes, and shall be treated as such by the Parties on their Tax Returns, unless otherwise required by a change in Law occurring after the date of this Agreement or pursuant to a closing agreement with the applicable Tax Authority or a non-appealable judgment of a court of competent jurisdiction.

Section 3.7            Withholding.  Each of Parent, the Company, the Company Subsidiaries, the Surviving Corporation, Escrow Agent, the Paying Agent and their agents and Affiliates shall be entitled to withhold from amounts otherwise payable pursuant to this Agreement, such amounts as such parties are required to withhold under the Code or any provision of applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Section 3.8              Further Action.  If, at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take, and shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take, such action.

ARTICLE IV
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered section of the Disclosure Schedules (which exceptions will qualify the section or subsection they specifically reference and will also be deemed to qualify other sections or subsections in this Article to the extent that such disclosure sets forth sufficient information that a reasonable person would conclude that it applies to such other section or subsection), the Company hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 4.1            Incorporation; Authorization; etc.

(a)           The Company and each Company Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable.  The Company and each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Each of the Company and each Company Subsidiary is in good standing and is duly qualified as a foreign entity to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified would not constitute a Material Adverse Effect.  Neither the Company nor any Company Subsidiary owns or controls, or has an option or outstanding offer to acquire, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.  Neither the Company nor any Company Subsidiary is a participant in any joint venture, partnership or similar arrangement. Schedule 4.1(a) lists each Company Subsidiary and its place of organization. A correct and complete list of the directors and officers of the Company and each Company Subsidiary is set forth in Schedule 4.1(a).

(b)           True and complete copies of (i) the certificate or articles of incorporation, (ii) bylaws, (iii) minutes of meetings, or written consents in lieu of meetings, of the stockholders, boards of directors and committees of the boards of directors, (iv) stock certificates and stock transfer ledgers and (v) other Organizational Documents (in each case, together with all amendments thereto) of the Company and the Company Subsidiaries have been delivered or made available to Parent.  Neither the Company nor any of the Company Subsidiaries is in default under or in violation of any provision of its Organizational Documents.  The minute books of the Company  and the Company Subsidiaries previously made available to Parent contain, in all material respects, complete and accurate records of all meetings and accurately reflect, in all material respects, all other corporate action of the stockholders, board of directors and committees of the board of directors (or equivalent body) of the Company and the Company Subsidiaries.  The stock certificate books and stock transfer ledgers of the Company and the Company Subsidiaries previously made available to Parent are true, correct and complete.  At the Closing, the minute books of the Company and the Company Subsidiaries will be in the possession of the Company.

(c)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The (i) affirmative vote or consent of the holders of a majority of the outstanding Company Capital Stock (on an as-converted to Company Common Stock basis) entitled to vote on the adoption of this Agreement on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement; (ii) affirmative vote or consent of the holders of a majority of the outstanding shares of Company Preferred Stock (voting on an as-converted basis as a single class), (iii) Catalyst Investors QP IV, L.P., (voting as a separate class) and (iv) either (A) the holders of a majority of outstanding shares of Series A Preferred Stock (voting as a separate class) or (B) the holders of a majority of the outstanding shares of Series B Preferred Stock (voting as a separate class), are the only votes of the holders of any Company Capital Stock necessary under the DGCL and/or the Charter to adopt this Agreement (collectively, the “Required Stockholder Vote”).  The Written Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve and adopt, and consummate, this Agreement and the transactions contemplated hereby and thereby in accordance with the Charter and applicable Law.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements, the performance of the Company’s obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company.  This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and (assuming due execution by the other parties hereto and thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except, as to enforceability (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (B) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d)            The execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in the imposition or creation of an Encumbrance (other than a Permitted Encumbrance) upon, give rise to any obligation to provide notice or obtain consent under, result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any provision of the Organizational Documents of the Company or any Company Subsidiary; (ii) any Material Contract or Material Permit to which the Company or any Company Subsidiary is a party or to which any of its properties or assets are bound; or (iii) any Law or Order to which the Company or the Company Subsidiary is subject, with the exception of the Company Approvals.

(e)            No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any Company Subsidiary from any United States or foreign, federal, state, local or other governmental, administrative or regulatory authority, agency, bureau, commission, department or other governmental or administrative instrumentality, subdivision, court, arbitrator, tribunal or body (each, a “Governmental Authority”), in connection with the execution and delivery by the Company of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby, except such filings or consents as may be required under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) from the Education Regulatory Authorities and (iii) the filing and recordation of the Certificate of Merger (collectively, the “Company Approvals”).

Section 4.2            Capitalization; etc.

(a)          The authorized capital stock of the Company as of the date hereof consists of the following: (i) 485,000,000 authorized shares of Company Common Stock, of which 24,509,393 shares are issued and outstanding; (ii) 2,600,000 authorized shares of Series 1 Preferred Stock, of which 2,600,000 shares are issued and outstanding; (iii) 18,000,000 authorized shares of Series A Preferred Stock, of which 18,000,000 shares are issued and outstanding; (iv) 21,519,929 authorized shares of Series B Preferred Stock, of which 20,884,404 shares are issued and outstanding; (v) 178,299,310 authorized shares of Series C Preferred Stock, of which 178,299,310 shares are issued and outstanding; and (vi) 133,127,132 authorized shares of Series C-1 Preferred Stock, of which 133,059,767 shares are issued and outstanding.  No shares of Company Capital Stock are owned by the Company or held in the Company’s treasury.  Schedule 4.2(a) accurately sets forth the total number of issued and outstanding shares of Company Capital Stock, together with the name of each Company Stockholder and the number and class of shares of Company Capital Stock held by each such Person.

(b)         All outstanding shares of Company Capital Stock, Company Options and Company Warrants (i) have been duly authorized and validly issued in compliance with applicable Law and pursuant to an exemption from registration under all applicable federal and state securities laws and regulations; (ii) are, as to shares of Company Capital Stock, fully paid and nonassessable, (iii) have not been issued in violation of any preemptive rights and (iv) are not subject to preemptive rights, rights of first refusal or similar rights created by statute, the Company’s Organizational Documents or any agreement.

(c)          Schedule 4.2(c) sets forth a true and complete list of: (i) the name of each holder of a Company Option; (ii) the number and class of shares of Company Capital Stock subject to each such Company Option; and (iii) the exercise price of each such Company Option.  Each Company Option (i) was granted in compliance, in all material respects, with all applicable Laws and all of the terms and conditions of the Company Equity Plan, (ii) in all material respects, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s financial statements, respectively, and (iii) does not trigger any liability for the holder thereof under Section 409A of the Code.  Except for the Company Equity Plans, the Company has not ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person.  The Company has authorized 23,871,142 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the exercise of issued and outstanding Company Options as of the date hereof under the Company Equity Plans. None of the Company Options have an exercise price greater than the amount per share of Company Common Stock receivable by the holders thereof pursuant to Section 3.4(a)(i) and none will have any right to receive any consideration in the Merger.  True and complete copies of the Company Equity Plans have been made available to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.  All outstanding equity based awards granted by the Company, including all outstanding Company Options (A) were granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Plans and (B) may, per the terms of such grants and the Company Equity Plans, be irrevocably cancelled and terminated without consideration therefor in connection with the Merger pursuant to the action contemplated by Section 3.5 hereof.

(d)         Schedule 4.2(d) sets forth a true and complete list of: (i) the name of each Company Warrantholder; (ii) the number and class of shares of Company Capital Stock subject to each such Company Warrant; (iii) the exercise price of each such Company Warrant and (iv) the expiration date of each such Company Warrant.

(e)         Except as set forth in Schedule 4.2(a), Schedule 4.2(c) or Schedule 4.2(d), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Securities”) and (v) no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.  There are no outstanding agreements of any kind which obligate the Company to issue, sell, transfer, repurchase, redeem or otherwise acquire any Securities, or obligate the Company to grant, extend or enter into any such agreements, and the Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of Company Capital Stock on any matter.

(f)            The Company is not a party or subject to any written agreement and, to the Knowledge of the Company, there is no other agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security of the Company.

(g)         No Contract between the Company, on the one hand, and any holder of Securities, on the other hand, contains a provision providing for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any events.  The Company has not adjusted or amended the exercise price of any Company Options outstanding as of the date hereof, whether through amendment, cancellation, replacement grant, repricing, or any other means.  The Company does not have any obligation (contingent or otherwise) to purchase or redeem any of its capital stock.  No Company Option has been issued with an exercise price less than the fair market value of the shares of capital stock covered by such Company Option on the date of grant.  The Company is not under any obligation to register under the Securities Act any of its securities or any securities issuable upon exercise or conversion of its securities nor is the Company obligated to register or qualify any such securities under any applicable state securities or blue sky laws.

(h)           The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(i)            There are no change of control or similar rights, anti-dilution protections, accelerated vesting rights or other rights that any Company Stockholder, any officer, employee or director of the Company, or any other Person would be entitled to exercise or invoke as a result of, or in connection with, the transactions contemplated hereby or otherwise.

(j)          Schedule 4.2(j) sets forth, with respect to each of the Company Subsidiaries: (i) the number of authorized shares of capital stock or other equity or voting interests, (ii) the number of outstanding shares of capital stock or other equity or voting interests, and (iii) the names of the registered holders of all such outstanding shares of capital stock and other equity or voting interests.  There are (A) no outstanding shares of capital stock of, or other equity or voting interest in, the Company Subsidiaries, (B) no outstanding securities of the Company Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Subsidiary, (C) no outstanding options, warrants, rights or other commitments or agreements to acquire from any of the Company Subsidiaries, or that obligate such Company Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Company Subsidiary, (D) no obligations of any of the Company Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Company Subsidiary (the items in clauses (A), (B), (C) and (D), together with the capital stock of each Company Subsidiary, being referred to collectively as “Subsidiary Securities”) and (E) no other obligations by any of the Company Subsidiaries to make any payments based on the price or value of any Subsidiary Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.  There are no outstanding agreements of any kind which obligate any of the Company Subsidiaries to issue, sell, transfer, repurchase, redeem or otherwise acquire any Subsidiary Securities, or obligate such Company Subsidiary to grant, extend or enter into any such agreements, and such Company Subsidiary does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of any capital stock of, or other equity or voting interest in, such Company Subsidiary on any matter.  All of the outstanding shares of capital stock and other equity and voting interests of each of the Company Subsidiaries (i) have been duly authorized and validly issued in compliance with applicable Law and pursuant to an exemption from registration under all applicable federal and state securities laws and regulations; (ii) are fully paid and, if applicable, nonassessable, (iii) have not been issued in violation of any preemptive rights and (iv) are not subject to preemptive rights, rights of first refusal or similar rights created by statute, such Company Subsidiary’s Organizational Documents or any agreement.

Section 4.3                            Title to Assets; Sufficiency of Assets.  The Company and each Company Subsidiary owns or leases (absent any material defaults under any such lease by the Company or any Company Subsidiary or, to the Knowledge of the Company, any third parties (and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice, or both, would constitute such a default)) all material tangible personal property, including all buildings, machinery, equipment, and all other material tangible assets, used by it in connection with its business as presently conducted, in each case, free and clear of any Encumbrance, except Permitted Encumbrances.  Such tangible personal property and tangible assets are in satisfactory operating condition and free from defects, in each case, subject to ordinary wear and tear, and are suitable for the purposes used. The tangible personal property and tangible assets of the Company and the Company Subsidiaries constitute all of the tangible personal property and tangible assets used to conduct the business of the Company and any Company Subsidiary as currently conducted.

Section 4.4            Financial Statements.

(a)        The Company has delivered or made available to Parent true and complete copies of: (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2016, December 31, 2017, and December 31, 2018, and the related consolidated statements of operations, shareholders’ equity and cash flows each such year (including the notes thereto); (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of November 30, 2019 (the “Reference Date Balance Sheet” and November 30, 2019, the “Reference Date”), and the unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the eleven months then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company and each Company Subsidiary in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary) and present fairly in all material respects the consolidated financial position, cash flows and results of operations of the Company and the Company Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP, subject to, in the case of the unaudited interim Financial Statements, the absence of information or notes not required by GAAP to be included in interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in such Financial Statements, and to normal year-end audit adjustments, none of which is material.

(b)         The Company and the Company Subsidiaries maintain books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.  The Company and the Company Subsidiaries maintain internal accounting controls that are customary for companies at the same stage of development as the Acquired Companies that provide reasonable assurance that transactions are recorded as necessary to permit preparation of their financial statements in conformity with GAAP in all material respects and to maintain accountability for their assets.  There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or the Company Subsidiary’s internal control over financial reporting.

(c)          Neither the Company nor any Company Subsidiary has any Liability of the type required to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP or, to the Knowledge of the Company, any other Liability, except for (i) Liabilities set forth in the Reference Date Balance Sheet, (ii) Liabilities that have arisen after the Reference Date in the ordinary course of business (none of which results from any breach of Contract, breach of warranty, tort, infringement, or violation of a Law), (iii) Liabilities arising from performance obligations under Contracts (none of which results from any breach of Contract, breach of warranty, tort, infringement, or violation of a Law) or (iv) Company Transaction Expenses.

(d)           There are no amounts owed to the Company or any Company Subsidiary by any Business Employee, any Company Stockholder or any Affiliate of a Company Stockholder.

(e)          Schedule 4.4(e) sets forth an accurate and complete list of all Indebtedness of the Company and any Company Subsidiary as of the date of this Agreement, other than as set forth on Schedule 1.2.  No such Indebtedness or any Indebtedness set forth on Schedule 1.2 contains any restriction upon the prepayment of any of such Indebtedness.

(f)         Neither the Company nor any Company Subsidiary has any Liability relating to Upslope Venture Fund I, LLC (f/k/a Galvanize Venture Fund I, LLC) and Upslope Venture Fund I, LP (f/k/a Galvanize Venture Fund I, LP), whether for capital contributions or otherwise, that would exceed, in the aggregate, $6,000.

Section 4.5              Absence of Certain Changes.  Since October 31, 2019, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and there has not occurred any Material Adverse Effect.  Without limiting the generality of the foregoing, between October 31, 2019 and the date of this Agreement, there has not been any:

(a)          authorization, issuance, sale, delivery, or agreement to issue, sell or deliver, Company Capital Stock, bonds or other securities (whether authorized and unissued or held in the treasury) of the Company or any Company Subsidiary, or purchase, redemption, dividend, retirement, grant, or agreement to grant any options, phantom equity, warrants, registration rights, dividend rights or other rights calling for the issuance, sale or delivery of Company Capital Stock, bonds or other securities of the Company or any Company Subsidiary;

(b)          increase or promise to increase any compensation or benefit of any Business Employee or entry into or amendment of any employment, severance, retention, change of control or similar Contract (excluding at-will employment offer letters and consulting agreements, in each case, entered into in the ordinary course of business) with any Business Employee;

(c)            adoption or termination of, amendment to or material increase in the payments or benefits under, any Company Benefit Plan;

(d)           declaration or payment of any dividend or other distribution or payment in respect of capital stock, bonds or other securities of the Company or any Company Subsidiary;

(e)            amendment to the organizational documents of the Company or any Company Subsidiary;

(f)            other than in the ordinary course of business, sale, lease, license or other disposition of, or imposition of any Encumbrance on, any of the Company’s or any Company Subsidiary’s assets or properties;

(g)            entry into, amendment of, termination of, or receipt of notice of termination of any (i)  Material Contract or (ii) any Affiliate Contract.

(h)            incurrence of or commitment to incur aggregate capital expenditures in excess of $50,000 individually or $150,000 in the aggregate;

(i)            borrowings or agreements to borrow by the Company or any Company Subsidiary, or guarantees by the Company or any Company Subsidiary of any Indebtedness of any Person, except such borrowings, guarantees or other contingent financial obligations made in the ordinary course of business;

(j)            making of any loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses of any Company Stockholder or any Affiliate thereof, other than travel advances in the ordinary course of business to Business Employees;

(k)          (i) liquidation, dissolution, recapitalization or reorganization in any form of transaction; (ii) filing for bankruptcy or insolvency; or (iii) application for relief of debt or a moratorium on payments; and no third party has taken any of the foregoing actions, in each case in respect of or on behalf of the Company or any Company Subsidiary;

(l)            change with respect to the methods or practices, or material change with respect to the timing, for the collection of amounts owed to the Company or any Company Subsidiary or payment of any amounts payable or other debts or obligations of the Company or any Company Subsidiary, including changing from current to long-term any liabilities of the Company or any Company Subsidiary;

(m)        cancellation, reduction or waiver of any material debt, claim or right of the Company or any Company Subsidiary;

(n)          material modification, amendment or adjustment to or of the type or amount of insurance coverage maintained by the Company or any Company Subsidiary, including over its assets and properties;

(o)           material change in the accounting methods used by the Company or any Company Subsidiary;

(p)         (i) amendment by or with respect to the Company or any Company Subsidiary of any Tax Return; (ii) position taken, election made or revoked, or method adopted by or with respect to the Company or any Company Subsidiary that is inconsistent with positions taken, elections made or methods used in the preparing or filing of similar Tax Returns with respect to the Company, any Company Subsidiary, or any of their respective assets in prior periods, (iii) entry into, amendment or modification of any Tax sharing arrangement, Tax indemnity contract or similar contract or arrangement affecting the Company or any Company Subsidiary that are outside the ordinary course of business or (iv) payments made under any Tax sharing arrangement, Tax indemnity contract or similar contract that are outside the ordinary course of business;

(q)          settlement, compromise or waiver by the Company or any Company Subsidiary of any Claim, including any Claim relating to Taxes, other than, where the Claim is quantifiable, Claims relating to Taxes involving Liabilities of less than $5,000 and other Claims involving Liabilities of less than $25,000; or

(r)            agreement, whether oral or written, by the Company or any Company Subsidiary to do or cause to be done any of the foregoing (other than negotiations with Parent and its Representatives regarding the transactions contemplated by this Agreement and the Ancillary Agreements).

Section 4.6            Litigation; Claims.

(a)           There is no Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, any Claim pending or threatened against any of the Company’s or any Company Subsidiary’s current or former officers, members or managers (in their capacities as such), in each case that seeks to recover amounts in excess of $50,000 individually or $500,000 in the aggregate (together with all such other Claims).  There are no Orders outstanding against the Company or any Company Subsidiary or any of their properties, assets or businesses that have not been satisfied.  Neither the Company nor any of the Company Subsidiaries is a party to any Claim in which it is a plaintiff or is otherwise seeking relief.

(b)         To the Knowledge of the Company, there is no fact or circumstance that, either alone or together with other facts and circumstances, would reasonably be expected to give rise to any Claim or Order against the Company, any Company Subsidiary or any of their assets and properties that, if adversely decided, would be reasonably likely to result in a Liability to the Company or any Company Subsidiary having a value in excess of $50,000 individually or $250,000 in the aggregate (together with the Liabilities arising out of all such other Claims or Orders).

(c)          To the Knowledge of the Company, no event has occurred no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Business Employee (other than a claim for reimbursement by the Company or any Company Subsidiary, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Business Employee in the course of performing such Business Employee’s duties for the Company or any Company Subsidiary) pursuant to: (i) the terms of the Organizational Documents of the Company or any Company Subsidiary; (ii) any indemnification agreement or other Contract between the Company or any Company Subsidiary, on the one hand and any such Business Employee, on the other hand; or (iii) any applicable Law.

(d)          To the Knowledge of the Company, no event has occurred and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of the Company or any Company Subsidiary to any current, former or alleged equityholder in such Person’s capacity (or alleged capacity) as an equityholder of the Company or any Company Subsidiary.

Section 4.7               Compliance with Laws; Permits.

(a)          Neither the Company nor any Company Subsidiary is in any material respect in violation of, has in any material respect violated, and has been given notice of any violation of, any Law.  To the Knowledge of the Company, (i) neither the Company nor any Company Subsidiary is under investigation or inquiry with respect to the violation of any Law and (ii) there are no facts or circumstances that would reasonably be expected to form the basis for any such violation.  Notwithstanding anything in this Section 4.7(a) to the contrary, the representations and warranties in this Section 4.7(a) shall not apply with respect to any Tax Laws.

(b)          Schedule 4.7(b) contains a list of all Permits held by the Company or any Company Subsidiary (excluding any approvals from Governmental Authorities for education courses or programs conducted by the Company, including as to the Business Employees approved to conduct such courses or programs), and the Permits held by the Company and the Company Subsidiaries constitute all Permits that are required for the operation of their respective businesses as presently conducted.  All Material Permits are in full force and effect and the Company and the Company Subsidiaries are not in material default under or material violation of (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default under or material violation of) any term, condition or provision of any Material Permit.  There are no lawsuits, actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in the revocation, cancellation, suspension or any other adverse modification of any Material Permit, nor, to the Knowledge of the Company, is there any reasonable basis for any such revocation, cancellation, suspension or adverse modification.  Neither the Company nor any Company Subsidiary has received written notice of any loss of or refusal to renew any Material Permit.

Section 4.8           Material Contracts.

(a)           Schedule 4.8 sets forth a list of all the following Contracts to which the Company or a Company Subsidiary is a party that are currently in effect as of the date hereof (the “Material Contracts”):

(i)            Contracts that (A) involve aggregate annual payments by the Company or any Company Subsidiary of more than $100,000 or (B) involve aggregate annual payments to the Company or any Company Subsidiary of more than $100,000;

(ii)            Contracts that relate to or evidence Company Indebtedness or pursuant to which an Encumbrance has been placed on any material asset or property of the Company or any Company Subsidiary;

(iii)            Contracts that (A) limit the ability of the Company, any Company Subsidiary and/or any Affiliate of, or successor to, the Company or any Company Subsidiary, or, to the Knowledge of the Company, any executive officer of the Company or any Company Subsidiary, to compete in any line of business or with any Person or in any geographic area or during any period of time or to develop, market, sell, distribute or otherwise exploit the Company or any Company Subsidiary’s services or products, (B) grant exclusive rights of any type or scope or rights of first refusal, rights of first negotiation or similar rights or terms to any Person, (C) require the Company, any Company Subsidiary and/or any Affiliate of, or successor to, the Company or any Company Subsidiary to use any supplier or third party for all or substantially all of any of its material requirements or needs in any respect, (D) limit or purport to limit the ability of the Company, any Company Subsidiary and/or any Affiliate of, or successor to, the Company or any Company Subsidiary to solicit any customers, employees or clients of the other parties thereto, (E) require the Company, any Company Subsidiary and/or any Affiliate of, or successor to, the Company or any Company Subsidiary to provide to the other parties thereto “most favored nation” pricing or that include any similar pricing restrictions, or (F) require the Company, any Company Subsidiary and/or any Affiliate of, or successor to, the Company or any Company Subsidiary to market or co-market any products or services of a third party;

(iv)            powers of attorney and proxies entered into by or granted to the Company or any Company Subsidiary, whether limited or general, revocable or irrevocable;

(v)            confidentiality, non-disclosure and/or standstill agreements entered into by the Company or any Company Subsidiary (other than in the ordinary course of business or in connection with potential acquisition of the Company);

(vi)            Contracts that contain any obligation on the part of the Company or any Company Subsidiary to indemnify any Person, other than Contracts (including the Company’s standard form of professional services agreement) containing customary indemnification obligations relating to breaches of the terms thereof and customary indemnification obligations for infringement granted in licensing agreements, in each case entered into in the ordinary course of business;

(vii)            Contracts pursuant to which the Company or any Company Subsidiary grants or obtains a license to use Intellectual Property, other than (A) Contracts concerning generally commercially available software or software-as-a-service offerings, including software available through retail stores, distribution networks, that is subject to “shrink-wrap”, “browse-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by the Company or any Company Subsidiary; (B) open source software; and (C) Contracts entered into with customers of the Company on the Company’s standard form of professional services agreement without material deviation therefrom;

(viii)            Contracts that create or relate to a partnership or joint venture to which the Company or any Company Subsidiary is a party, or pursuant to which the Company or any Company Subsidiary has any ownership interest in any other Person;

(ix)            Contracts for (A) the acquisition or disposition of any equity interests or, except in the ordinary course of business, material assets of the Company, any Company Subsidiary or any other Person or (B) any merger, recapitalization, redemption, reorganization or other similar transaction;

(x)            Contracts for the employment of any Business Employee or any other type of Contract with any Business Employee that the Company or any Company Subsidiary has obligations towards as of and/or following the date of this Agreement, including any Contract requiring it to make a payment to Business Employee on account of any transaction contemplated by the this Agreement or the Ancillary Agreements, excluding (A) any employment agreements and offer letters that are terminable “at-will” and without cost, liability or payment of any severance, bonus or change of control payments or benefits and (B) any Contracts with consultants that are terminable without penalty on no more than thirty (30) days’ notice without cost, liability or payment of any severance, bonus, retention or change of control payments or benefits;

(xi)            Contracts with  Material Customers and Material Suppliers;

(xii)            Contracts under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan or extension of credit to any Person, excluding routine travel advances to Business Employees in the ordinary course of business;

(xiii)            Contracts for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any Company Subsidiary, the performance of which involves consideration in excess of $100,000 annually or $250,000 in the aggregate;

(xiv)            Contracts for the purchase or sale of real property;

(xv)            Contracts relating to Leased Real Estate (the “Leases”) or the lease of material personal property;

(xvi)            Affiliate Contracts;

(xvii)            Contracts with one or more Governmental Authorities;

(xviii)            Contracts that are otherwise material to the Company or any Company Subsidiary and not previously disclosed pursuant to this Section 4.8(a); and

(xix)            any commitment to enter into any agreement of the type described in subsections (i) through (xviii) of this Section 4.8(a).

(b)         Each Material Contract constitutes a valid and binding obligation of the Company or any Company Subsidiary, enforceable against the Company or any Company Subsidiary in accordance with its terms, and, to the Knowledge of the Company, constitutes a valid and binding obligation of the third party thereto, enforceable against such third party in accordance with its terms.  With respect to all such Material Contracts, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any such Material Contract, is in material breach thereof or material default thereunder and there does not exist under any provision thereof, to the Knowledge of the Company, any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default.  True and complete copies of each Material Contract set forth in Schedule 4.8 (together with all amendments, waivers or other changes thereto) have been made available to Parent (including descriptions of the material terms of all oral Material Contracts), and all of such Material Contracts are legal, valid and in full force and effect with respect to the Company, and, to the Knowledge of the Company, the other party thereto.

Section 4.9            Taxes.

(a)           (i) The Company and each Company Subsidiary has filed all income and other material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries, (ii) such Tax Returns are correct and complete in all material respects, (iii) all material Taxes and Tax liabilities due by, or with respect to the Company and the Company Subsidiaries for all Pre-Closing Periods have been paid in full and (iv) the Company and the Company Subsidiaries have not entered into or been requested to enter into any waivers of statutes of limitations in connection with any Taxes or Tax Returns or any extension of a period for the assessment of any Tax against the Company and the Company Subsidiaries (other than customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business of no more than six months).  There are no liens for Taxes upon the assets of the Company and the Company Subsidiaries except for Permitted Encumbrances.

(b)           All material Taxes which the Company or any Company Subsidiary is required by law to withhold and collect have been withheld, collected and paid over to the proper Tax Authorities.  The Company and each Company Subsidiary (i) has not been a member of any consolidated, combined, affiliated or unitary group for Tax purposes (other than any such group of which the Company is or was, the common parent), and (ii) has no Liability for the Taxes of any other Person (excluding the Company and each Company Subsidiary) as a (x) result of being a member of any consolidated, combined, affiliated or unitary group, or (y) transferee or successor, by contract, operation of Law or otherwise (excluding contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).  All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Tax Authority have been paid in full.  Neither the Company nor any Company Subsidiary has received any written notice from any Tax Authority with respect to any pending or threatened, audit, examination, deficiency, or refund claim with respect to any Taxes of the Company or any Company Subsidiary.

(c)           As of the date of the Reference Date Balance Sheet, the Company and each Company Subsidiary does not have any material liabilities for unpaid Taxes which have not been accrued or reserved on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and each Company Subsidiary has not incurred any liability for Taxes other than in the ordinary course of business (or recognized any extraordinary gain), excluding Taxes incurred in connection with the Merger, since the Reference Date Balance Sheet.

(d)          The Company and each Company Subsidiary (i) has not granted to any Person a power-of-attorney currently in force relating to Tax matters and (ii) has not applied for and/or received a ruling or determination from the IRS or, a state, local or foreign Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary.

(e)            Neither the Company nor any Company Subsidiary has received any written Claim from any Tax Authority in a jurisdiction where the Company or any Company Subsidiary or does not file Tax Returns asserting that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(f)            There are no Tax sharing, allocation, indemnification or similar agreements (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) in effect as between the Company or any predecessor or Affiliate thereof and any other party (including any predecessors or affiliates thereof) under which the Company or any Company Subsidiary could be liable for any Taxes or other claims of any party.

(g)         Neither the Company nor any Company Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws, and neither the Company nor any Company Subsidiary has received any written notice from the IRS or any other Tax Authority proposing or requiring any such adjustment or change in accounting method.

(h)          The Company has delivered or made available to Parent copies of each of the income and other material Tax Returns filed on behalf of the Company and each Company Subsidiary for tax periods ending after December 31, 2015.

(i)            Neither the Company nor any Company Subsidiary has entered into any listed or reportable transactions within the meaning of Section 6707A(c) of the Code or U.S. Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under a corresponding or similar provision of state or local law.

(j)          The Company has provided to Parent complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Company Subsidiary, and relating to Taxes for all taxable periods.

(k)           The Company and each Company Subsidiary is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(l)            Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)         Neither the Company nor any Company Subsidiary has in the past three years constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax‑free treatment under Section 355 of the Code.

(n)          Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Closing Date as a result of any:  (i) change in method of accounting made on or prior to the Closing Date, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Tax law); (ii) closing agreement as described in Section 7121 (or any similar provision of applicable Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax law) entered into or existing, as applicable, prior to Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date (other than amounts received in the ordinary course of business); (vi) cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date; (vii) election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing; or (viii) the application of Section 965 of the Code (or any similar provision of applicable law).  Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code (or any similar provision of applicable law).

(o)           The Company and each Company Subsidiary uses the accrual method of accounting for income Tax purposes.

(p)           Neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country or by virtue of having a source of income in that country.

(q)           Neither the Company nor any Company Subsidiary has participated in an international boycott as defined in Section 999 of the Code.

(r)           The Company has delivered or made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Service Center with respect to any Company Capital Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

(s)            The prices for any property or services (or for the use of any property) provided by or to the Company and any Company Subsidiary are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(t)          Each Company Subsidiary that is formed outside the United States (i) is treated as a corporation for United States federal income tax purposes (and no election has been made to treat such entity other than as a corporation for United States federal income tax purposes) and (ii) is not a “surrogate foreign corporation” or a foreign corporation that is treated as a United States corporation for United States federal income tax purposes, in each case, within the meaning of Section 7874 of the Code.

(u)       No representation or warranty contained in this Section 4.9 (other than the second sentence of Section 4.9(b), Section 4.9(f), Section 4.9(m) and Section 4.9(n)) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.  Notwithstanding anything to the contrary in this Agreement, the Company makes no representation as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis or other Tax attributes that the Company or any Company Subsidiary may have after the Closing Date.

Each of the representations and warranties set forth in this Section 4.9 are made with respect to any predecessors of the Company and each Company Subsidiary, as applicable.  Solely for purposes of this Section 4.9, the term “material” shall mean any amount in excess of $25,000 in the aggregate.

Section 4.10        Employee Benefits.

(a)          Schedule 4.10(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any Company Subsidiary, and that is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or would reasonably be expected to have any obligation or Liability, including all incentive, bonus, severance, change in control, deferred compensation, vacation, holiday, cafeteria, fringe benefit, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”), excluding: (i) any employment agreement and offer letters that are terminable “at-will” and that are terminable without severance or change of control pay or benefits and (ii) any agreements with consultants that are terminable without penalty on not more than thirty (30) days’ notice, without payment of severance, retention or change of control payments or benefits.

(b)        The Company has made available to Parent a true, correct and complete copy of the following documents with respect to each Company Benefit Plan (as applicable): (i)  written documents comprising each of the Company Benefit Plans and related plan documents (including, without limitation, all amendments, trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) or, if there is no such written document, an accurate and complete description of the Company Benefit Plan, (ii) the Form 5500 reports filed for the last plan year, if applicable; (iii) the most recent financial statements, audit reports and actuarial reports, if any; (iv) the most recent IRS determination, opinion, notification and advisory letters, if any; (v) all communications material to any employee relating to any Company Benefit Plan and any proposed Company Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any Company Subsidiary; (vi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Plan; (vii) all testing results and summaries for each Company Benefit Plan for the three most recent plan years, if applicable, and (viii) all HIPAA Privacy Notices, notices of creditable coverage, and all business associate agreements to the extent required under HIPAA.

(c)          Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has (i) either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan or volume submitter plan for which an IRS opinion letter or advisory letter has been obtained by the plan sponsor and is valid as to the adopting employer.  To the Knowledge of the Company, nothing has occurred since the issuance of such letter that would result in the loss of the tax-qualified status of such Company Benefit Plan.

(d)         There has been no “prohibited transaction” (within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA or Sections 4975(c)(2) and 4975(d) of the Code and any regulatory guidance thereunder) with respect to any Company Benefit Plan that would result in Liability to the Company or a Company Subsidiary.  Neither the Company nor any Company Subsidiary is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Benefit Plans.

(e)            Each Company Benefit Plan has been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) in each case, in all material respects.

(f)            Neither the Company, any Company Subsidiary nor any of its ERISA Affiliates currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g)          Neither the Company, any Company Subsidiary nor any ERISA Affiliate is a party to, or maintains, sponsors, contributes to or has any obligation to contribute to, or has any Liability with respect to (i) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (ii) any “multiple employer plan” as such term is defined in Section 413(c) of the Code; (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) a “funded welfare plan” within the meaning of Section 419 of the Code; or (v) any self-funded or self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Benefit Plan is self‑insured.

(h)           No Company Benefit Plan has ever promised or provided for any post-retirement life, medical, dental or other welfare benefits (whether or not insured) except as required under COBRA or other applicable state or local Law.

(i)            (i) There are no actions, disputes, claims (other than routine claims for benefits), legal proceedings or other proceedings including administrative proceedings with the IRS, Department or Labor or any other Federal, state, local or foreign agency, pending or to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding arrangement thereunder or with respect to the Company, as the sponsor or fiduciary thereof and, (ii) to the Knowledge of the Company, no Company Benefit Plan nor any related trust or other funding arrangement thereunder nor the Company, as the sponsor or fiduciary thereof, is the subject of an audit, investigation or examination by a Governmental Authority.

(j)            Neither the Company nor any Company Subsidiary has expressed, in writing, to employees or other service providers any commitment to create, amend, terminate or adopt any Company Benefit Plan or individual agreement with any Business Employee.

(k)          Neither the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or thereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any parachute payment (within the meaning of Section 280G) or other payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person.

(l)            There is no Contract, including the provisions of this Agreement, covering any current or former employee or other service provider of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that, considered individually or considered collectively with any other such other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would or could reasonably be expected to be non-deductible under Section 280G, 404 or 162 of the Code.

(m)       Schedule 4.10(p) lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Company Subsidiary is a party.  Each such nonqualified deferred compensation plan to which the Company or any Company Subsidiary is a party complies with the requirements of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements in each case, in all material respects.  Neither the Company nor any Company Subsidiary has any contractual obligation to gross-up any individual for any additional taxes imposed under Section 409A of the Code.

(n)           The Company and each Company Subsidiary does not maintain or contribute to any Company Benefit Plan under the law or applicable custom or rule of a jurisdiction outside of the United States.

Section 4.11           Environmental Matters.  The Company and each Company Subsidiary has been and is now in compliance with all applicable Environmental Laws.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require the undertaking by the Company or any Company Subsidiary of any investigations or remedial actions pursuant to Environmental Laws.  No Release or threatened Release of Hazardous Materials has occurred at any of the Leased Real Estate.  No fact, circumstance or condition currently exists that could adversely affect the continued compliance by the Company or any Company Subsidiary with all applicable Environmental Laws or that could require capital expenditures that are not currently budgeted by the Company or any Company Subsidiary in order to achieve or maintain such continued compliance with Environmental Laws.  The Company and each Company Subsidiary has not received any notice of any environmental Claim or actual, alleged or potential noncompliance with, or Liability under, any Environmental Law, or that the Company or any Company Subsidiary may be a responsible party under, any Environmental Law, and the Company or each Company Subsidiary has not been required by any Governmental Authority or other Person to undertake any remedial or investigative action of any kind pursuant to any Environmental Law or Permit.  Neither the Company nor any Company Subsidiary is the subject of any Order or Contract with any Governmental Authority or other Person in respect of Environmental Laws, Permits, environmental Claims or any Release or threatened Release of a Hazardous Material or the cleanup or abatement of any such Release or threatened Release.  To the Knowledge of the Company, no fact, circumstance or condition exists with respect to the Company or any Company Subsidiary, any property currently or formerly owned, operated or leased by the Company or any property to which the Company or any Company Subsidiary arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any Company Subsidiary incurring Liabilities.

Section 4.12        Intellectual Property.

(a)         Schedule 4.12(a)(i) sets forth a true and complete list (or description) of all Owned Intellectual Property that is registered or applied for or in the name of the Company or any Company Subsidiary (“Registered Intellectual Property”), the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, and all actions that are required to be taken by the Company or any Company Subsidiary within 120 days following the date of this Agreement in order to avoid prejudice to, impairment or abandonment of such Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances), and all agreements relating thereto.  Schedule 4.12(a)(ii) sets forth a true and complete list (or description) of all Company Intellectual Property (other than Third-Person Intellectual Property licensed by the Company or a Company Subsidiary) that is or was material to the business of the Company or a Company Subsidiary (as conducted at any time in the past three (3) years, as currently conducted or as proposed by the Company or a Company Subsidiary to be conducted) together with a statement about whether such Company Intellectual Property is owned by the Company or a Company Subsidiary (including whether it is solely or jointly owned) or owned by a third party.  The Company Intellectual Property constitutes all Intellectual Property used in or necessary to conduct the business of the Company or any Company Subsidiary as currently conducted and as proposed to be conducted immediately following the Closing; provided, however, the foregoing representation and warranty is made to the Knowledge of the Company with respect to patents and patent infringement.  The Company and its Affiliates have complied with their duty of disclosure to the U.S. Patent and Trademark Office or foreign equivalent regarding each applicable item of Registered Intellectual Property.

(b)          Neither the Company nor any Company Subsidiary has granted any options, licenses, assignments or Contracts of any kind relating to any Owned Intellectual Property outside of nonexclusive licenses granted to end users of the Company Products in the ordinary course.

(c)          Schedule 4.12(c) lists all Company Products that are currently made available (and, if launched within the last year, any predecessor product, if applicable) for use or purchase by the Company or any Company Subsidiary, including any and all products and services currently under development and scheduled for commercial release within 90 days following the date of this Agreement.

(d)         The Company and each Company Subsidiary has full title and ownership of, or are duly licensed under or otherwise authorized to use (which license or other right will remain in full force and effect, without restriction or limitation, immediately upon consummation of the transactions contemplated by this Agreement or the Ancillary Agreements) all Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), in each applicable jurisdiction.  All registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Company’s or Company Subsidiary’s ownership interests therein and (i) no Claim by any third Person contesting the validity, enforceability, use or ownership of any Owned Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Company, is threatened, and there are, to the Knowledge of the Company, no grounds for the same; (ii) no loss, expiration, reexamination, reissue, opposition, or declaratory judgment action pertaining to any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened; (iii) except as set forth in Schedule 4.12(d), neither the Company nor any Company Subsidiary has received any written Claim from any third Person of any infringement, dilution or misappropriation by, or other possible conflict with, the Owned Intellectual Property, any of the services or products of the Company or a Company Subsidiary, or activities necessary to conduct the business of the Company and each Company Subsidiary as currently conducted, and necessary to permit the Company and each Company Subsidiary to continue to conduct such business following the Closing Date (including any demand or request that the Company or a Company Subsidiary license rights from a third Person); (iv) neither the Company nor any Company Subsidiary has infringed, directly or indirectly, diluted, misappropriated or otherwise conflicted with, or is now infringing, directly or indirectly, diluting, misappropriating or otherwise conflicting with, any Intellectual Property of any third Person; and no infringement, misappropriation of or conflict with any such third-Person right will occur as a result of the continued operation of the business of the Company and each Company Subsidiary as currently conducted or as contemplated to be conducted immediately following the Closing; provided, that, the foregoing representation and warranty is made to the Knowledge of the Company with respect to patents and patent infringement; (v) to the Knowledge of the Company, no Owned Intellectual Property has been infringed, diluted, misappropriated or otherwise violated by any third Person; (vi) the Company and each Company Subsidiary has not received or requested any opinions of counsel related to any of the foregoing in the last twenty-four (24) months, other than normal trademark clearance; (vii) the validity or enforceability of any Owned Intellectual Property or the title of the Company or any Company Subsidiary thereto has not been challenged in any Claim or governmental inquiry and, to the Knowledge of the Company, no such Claim or governmental inquiry is threatened; and (viii) neither the Company, any Company Subsidiary nor to the Company’s Knowledge any applicable third Person is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract pursuant to which the Company or a Company Subsidiary licenses to or from a third Person the right to use any Company Intellectual Property.

(e)           Each of the Company and each Company Subsidiary has taken (i) reasonable actions to protect and preserve the confidentiality of all Confidential Information of the Company and each Company Subsidiary and (ii) all necessary actions to protect and preserve Confidential Information as required by Contracts with third Persons who have provided Confidential Information to the Company or a Company Subsidiary.  All current and former employees, contractors and consultants of the Company and the Company Subsidiaries, and all third Persons having access to Confidential Information, have executed and delivered to the Company or a Company Subsidiary a written, legally binding Contract regarding the protection of such Confidential Information.

(f)           The Company and all Company Subsidiaries have secured from all (i) employees, contractors and consultants who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Company Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company or any Company Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property.  No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or any Company Subsidiary.  Without limiting the foregoing, all employees, contractors and consultants retained or hired by the Company or a Company Subsidiary have executed and delivered (i) confidentiality and/or proprietary information agreements, and (ii) intellectual property assignment agreements, in each case, in the form(s) made available to Parent.  No current or former employee, contractor or consultant of the Company or any Company Subsidiary:  (i) is in material violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other Person by virtue of such employee’s, contractor’s or consultant’s being employed by, or performing services for, the Company or any Company Subsidiary or using Intellectual Property of others without permission or (ii) has developed any proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, contractor or consultant has assigned or otherwise granted to any third Person any rights (including Intellectual Property Rights) in or to such proprietary work.

(g)         The Company and each Company Subsidiary (i) conducts its business in compliance with Material Contracts with third Persons, including website terms of use/service and end user license agreements; (ii) obtains any and all necessary Consents from third Person in order to engage in such activities; (iii) prohibits its employees, contractors and consultants acting on the Company’s or Company Subsidiary’s behalf, from fraudulently or otherwise misrepresenting themselves in order to gain access to a website, database or data; (iv) refrains from using any method to circumvent security measures employed by any website or database; and (v) only processes data obtained through such activities as is necessary to provide its products and services.

(h)           Schedule 4.12(h) contains a true and complete list, specifying the software product, software provider and annual spend, of all the material: software programs (to the extent involving annual spend in excess of $50,000) (the “Company Software Programs”) (other than for open source software, which is subject to Section 3.12(n) below). The Company owns full right and good, valid and marketable title to such Company Software Programs that it owns, free and clear of all Encumbrances.  The Company and each Company Subsidiary has full rights to use the Company Software Programs that it licenses in the manner currently used by Company and each Company Subsidiary, pursuant to license agreements listed in Schedule 4.12(h).  To the Company’s Knowledge, the Company Software Programs are (i) in good working order and function in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with industry practice and are covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by security, business continuity, and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and all data in the Company Software Programs.

(i)          Computer Systems are (i) in good working order and function in accordance with all applicable documentation and specifications, and (ii) maintained and supported in accordance with industry practice and are reasonably covered by maintenance and warranty designed provisions to remedy, or provide compensation for, any material defect.

(j)          The source code and system documentation relating to any Company Software Programs have been maintained in strict confidence and (i) have been disclosed by the Company or a Company Subsidiary only to those of its employees in connection with the performance of their duties to the Company or a Company Subsidiary and who have executed nondisclosure agreements with the Company or a Company Subsidiary; and (ii) have been disclosed to only those third Persons  who have executed nondisclosure agreements with the Company or a Company Subsidiary. The source code and system documentation relating to the Company Software Programs are not the subject of any escrow or similar agreement giving any third Person rights in or to such source code and/or system documentation upon the occurrence of certain events.  Schedule 4.12(j) sets forth a complete and accurate list of: (i) each Person (other than Business Employees) that has a copy of the source code for any Company Software Programs; and (ii) any Contract (including any source code escrow agreement) governing such Person’s possession of such source code, and the Company has made available complete and accurate copies of all such Contracts to Parent.  All of such Persons have executed valid and enforceable agreements with the Company or a Company Subsidiary that require such Person to maintain the confidentiality of such source code, and none of these agreements, to the Knowledge of the Company, has been breached. No Person has claimed or demanded in writing that any such source code which is held in escrow be delivered or released by the escrow agent, and no such source code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company or a Company Subsidiary.  A copy of all Company Source Code has been stored in an industry standard secure source code repository.

(k)           Neither the Company nor any Company Subsidiary owes or will owe any royalties or other payments to third Persons in respect of the use or exploitation of Owned Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

(l)          The Company Software Programs contain no “viruses”; provided, however, that the foregoing representation is made to the Company’s Knowledge with regard to third party owned Company Software Programs.  The Company and the Company Subsidiaries use commercially reasonable means and take commercially reasonable steps designed to prevent the introduction of any “viruses” into the Company Software Programs.  For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware including, without limitation, worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any Person, without the authorization of the authorized user.  Since the date that is one (1) year prior to the date of this Agreement, neither the Company nor any Company Subsidiary has suffered any material data loss, business interruption, or other harm as a result of any “virus.”

(m)       The Company and the Company Subsidiaries have implemented standards that are commercially reasonable in the technology services industry designed to protect their information assets from unauthorized disclosure, use or modification. To the Knowledge of the Company, there has been no breach of security involving any information assets.

(n)          (i) The Company and each Company Subsidiary is in compliance with all licenses and other requirements of all open source or public library software licenses (including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License and all other similar public licenses) which is embodied or included or employed in any product marketed, licensed, sold or distributed by the Company or a Company Subsidiary; (ii) no product currently marketed, licensed, sold, or distributed by the Company or Company Subsidiary (or portion thereof) is, nor when delivered to Parent, will be, in whole or in part, governed by an Excluded License (for purposes of this Agreement, an “Excluded License” is any license that requires, as a condition of modification and/or distribution of software subject to the Excluded License, that (A) such software and/or other software combined and/or distributed with such software be disclosed or distributed in source code form, or (B) such software and/or other software combined and/or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works)); and (iii) neither the Company nor any Company Subsidiary has incorporated into any product that is currently marketed, licensed, sold, or distributed by the Company or a Company Subsidiary (or any portion of any of the foregoing) any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by the Company or a Company Subsidiary.

(o)        The Company and the Company Subsidiaries collectively own, lease or license all Computer Systems that are currently used for the operations of their respective businesses.  Since the date that is one (1) year prior to the date of this Agreement, there has been no failure or other material substandard performance of any Computer Systems that has caused any material disruption to the business of the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.

(p)          No Company Software Program that is, is part of, or is used to develop, maintain, or provide any Company or Company Subsidiary product or service contains any material “bug”, defect, or error (including any unresolved “bug”, defect, or error that has been classified by the Company, a Company Subsidiary or any other Person as being within the highest or second-highest severity level for purposes of the warranty or support services offered or provided by the Company or a Company Subsidiary) or fails to provide or perform any of the features or functions described or identified in, or otherwise fails to conform in any material respect to, its documentation or specifications, which has not been resolved or remedied in all material respects.

(q)          No current or former partner, manager, director, officer, founder or employee of the Company or any Company Subsidiary will, after giving effect to each of the transactions contemplated by this Agreement and the Ancillary Agreements, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Intellectual Property used or owned by the Company or a Company Subsidiary.

(r)           Except as contemplated herein, neither the Company nor any Company Subsidiary is in any negotiations to grant any license or other right in any of its Owned Intellectual Property to any third Person.

(s)           Neither the Company, nor any Company Subsidiary, nor any developer, inventor, or other contributor to the Owned Intellectual Property were operating under any grants, funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or research center at any time during the conception or development of the Owned Intellectual Property. No Governmental Authority, university, college, or other educational institution or research center has any ownership in or rights to any Company Intellectual Property.

(t)            The Company Websites, apps, and other electronic and digital communication tools used by the Company and the Company Subsidiaries to provide the Company Products (collectively, “Website and Digital Properties”): (a) are accessible to disabled users including disabled users using assistive technology, so that the disabled user(s) may make full use of the Website and Digital Properties; (b) comply with the requirements of the Americans with Disabilities Act, the Rehabilitation Act, any other applicable law related to accessibility, and any regulations issued under applicable laws; (c) comply with the requirements of the Web Content Accessibility Guidelines version 2.0 AA (WCAG2.0AA); (d) for apps and/or app-services provided by the Company or a Company Subsidiary, if any, in addition to the foregoing, the app and/or app-services shall meet the then-current version of accessibility guidelines published by Apple and Google for mobile devices; (e) all Website and Digital Properties have been tested for accessibility by an experienced disability accessibility testing consultant or service provider; and (f) the Company and each Company Subsidiary has not, within the previous 24 months received any written complaint, notice, demand or allegation of any kind from any blind, visually impaired, deaf, hearing impaired, or other disabled person, or any attorney or other person acting on their behalf, regarding the accessibility, inaccessibility, or usability of any Website and/or Digital Properties.

(u)           Privacy and Security.

(i)            The Company and each Company Subsidiary complies with, and has at all times complied with, in all material respects, all Data Protection Obligations applicable to the Company and each Company Subsidiary.  All published, posted, and internal policies, procedures, and notices of the Company and each Company Subsidiary relating to its Processing of Personal Data (collectively, the “Privacy Policies”) are complete, accurate and comply in all material respects with applicable Data Protection Obligations and the Company and each Company Subsidiary complies in all material respects with the terms of the Privacy Policies that are currently in force.  Neither the Company nor any Company Subsidiary has Processed any Personal Data in any manner that materially violates or is materially inconsistent with any Data Protection Obligations.

(ii)           All employees, contractors, and officers of the Company or any Company Subsidiary who handle or Process Personal Data on behalf of the Company or any Company Subsidiary have received training with respect to compliance with Data Protection Obligations.

(iii)      The Company and each Company Subsidiary has not received any subpoenas, demands, inquiries, or formal notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual, or alleged violation of any Data Protection Obligation or with respect to the Company’s or a Company Subsidiary’s Processing of Personal Data and, to the Knowledge of the Company, no Governmental Authority is investigating, auditing or inquiring of the Company or any Company Subsidiary, or has identified the Company or any Company Subsidiary as a target or subject of any investigation, audit, or inquiry, for any actual, or alleged violation of any Data Protection Obligations or with respect to the Company’s or a Company Subsidiary’s Processing of Personal Data, nor has any notice, complaint, claim, enforcement action, subpoena, or litigation of any kind been served on, or initiated against the Company or any Company Subsidiary under any applicable Data Protection Obligation by any Third Party.

(iv)         The Company and each Company Subsidiary has implemented and maintains an information security program that is comprised of commercially reasonable organizational, physical, administrative and technical safeguards and controls, appropriate to the nature of the data maintained by the Company and each Company Subsidiary, designed to protect the security, confidentiality, integrity and availability of the Information Systems including all Personal Data and Confidential Data Processed thereby against loss, theft, unauthorized access or acquisition, modification, disclosure, corruption or other misuse.  Such safeguards and controls are reasonably consistent with (A) the Company’s and each Company Subsidiary’s Data Protection Obligations, and (B) any written public-facing statement made by the Company or any Company Subsidiary related to Processing, privacy or security of Personal Data and Confidential Data.

(v)          The Company and each Company Subsidiary has implemented and maintains a privacy compliance program that is comprised of commercially reasonable internal processes, policies and controls, appropriate to the nature of the data maintained by the Company and each Company Subsidiary, that materially complies with applicable Data Protection Obligations, including (A) the appointment of qualified personnel to govern the administration of the privacy compliance program, (B) processes to respond to requests regarding Personal Data and (C) to the extent required, the completion and maintenance of risk assessments, data protection impact assessments and any other required privacy compliance program documentation or evidence.

(vi)        To the Knowledge of the Company, there have not been any instances, occurrences, or incidents of, or Third Party claims alleging, (A) Security Breaches, (B) unauthorized access or unauthorized use of any of the Company’s Information Systems, or other technology necessary for the operations of the Company or any Company Subsidiary or (C) any unauthorized access to, or acquisition of, any Sensitive Data maintained by the Company or any Company Subsidiary or by any Third Party service provider relating to Personal Data it maintains on behalf of the Company or any Company Subsidiary.

(vii)      The Company and each Company Subsidiary has (A) agreed to all Third Party customer and client contracts where required to enable the Company or any Company Subsidiary to Process Personal Data regarding individuals, (B) taken commercially reasonable steps to require that all Third Party service providers that maintain Personal Data on behalf of the Company or a Company Subsidiary materially comply with applicable Data Protection Obligations, and (C) taken commercially reasonable steps to provide protection of Personal Data from loss, theft, unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of the Company, there have been no material breaches of the obligations set forth in this subsection by any Third Party service provider.

(viii)    The Company and each Company Subsidiary has obtained or will obtain any and all necessary rights and permissions to permit the transfer of Personal Data in connection with the consummation of the Merger, and such transfer will not violate in any material respect any applicable Data Protection Obligations.

Section 4.13           Real Estate.  Neither the Company nor any Company Subsidiary owns any real property.  The Company and each Company Subsidiary is not a lessor, sublessor or sublessee under any lease or sublease of real property, except as set forth on Schedule 4.13.  Schedule 4.13 lists (i) each parcel of real estate leased by the Company and the Company Subsidiaries (“Leased Real Estate” and the facilities thereon, the “Leased Facilities”), including identification of the lessor, street address and the amount of base rent and any additional rent (including all common maintenance expenses, Taxes, utilities, operating expenses or any other expenses that the tenants are obligated to pay under any Lease) payable by the Company or any Company Subsidiary for the two years preceding the date of this Agreement; (ii) all letters of credit, security deposits or other security deposited with a landlord or held by the Company or any Company Subsidiary with respect to a subtenant; (iii) all subordination, non-disturbance and attornment agreements executed by the Company or any Company Subsidiary in respect of any Lease or that are binding on the Leased Real Estate, and (iv) all documents constituting each Lease, including all amendments thereto.  (a) No amount payable under any Lease is past due, including any fee or commission to any broker, finder or other similar intermediary related to or in connection with the Leased Real Estate, and no fee to any broker, finder or other similar intermediary related to the Leased Real Estate will be due and payable at any date in the future, (b) there are no disputes with respect to any Lease, (c) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (d) there are no forbearance programs in effect with respect to any Lease; (e) the Company or any Company Subsidiary has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease or any interest therein, (f) the other party to each Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary, (g) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in any Lease or any interest therein, and (h) there are no Encumbrances on the estate or interest created by any Lease.  All Leased Facilities have received all approvals of Governmental Authorities (including certificates of occupancy, permits and licenses) required in connection with the use or operation thereof and have been operated and maintained in accordance with applicable legal requirements and are not in violation of and are not legal nonconforming uses or improvements under, any applicable zoning, building code or subdivision ordinance, regulation, order or Law or restrictions or covenants of record.  The Leases constitute all interests in real property, and the Leased Facilities constitute all facilities currently occupied, used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted, and the Company enjoys quiet and undisturbed possession of each Leased Facility.  No party to any Lease has exercised any right of termination, extension, renewal, purchase option, expansion or right of first refusal with respect to any Lease, except as may be duly documented by amendment, modification or supplement to the applicable Lease and set forth on Schedule 4.13.  All of the Leased Facilities are in good operating condition and repair (subject to normal wear and tear).  There is no Person other than the Company or any Company Subsidiary that is in possession of any Leased Facility, and there are no leases, subleases, licenses or other written or oral agreements granting to any Person the right of use or occupancy any Leased Facility.  There is no condemnation, expropriation, environmental, zoning or other land-use regulation proceeding pending or, to the Knowledge of the Company, threatened with respect to any Leased Facility.  The Company and each Company Subsidiary has not received any written notice of any special assessment proceedings or other governmental actions affecting the Leased Real Estate.

Section 4.14         Brokers, Finders, etc.  Neither the Company, any Company Subsidiary nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any valid claim of any broker, finder or other similar intermediary in connection with the transactions contemplated by this Agreement or the Merger.

Section 4.15           Affiliate Transactions.  Other than any employment or compensation agreement (or agreements entered into connection with such employment) with the Company or any Company Subsidiary’s employees entered into in the ordinary course of business consistent with past practice or the agreements listed in items 2-5 of Schedule 4.8(a)(ix), with respect to (i) any Affiliate of the Company, (ii) any Key Stockholder or Affiliate of a Key Stockholder, and (iii) to the Knowledge of the Company (which, for purposes of this Section 4.15, shall not require any inquiry with respect to the Company’s employees or members of their immediate families) any of the Company’s officers, directors or employees or members of their immediate families (each, an “Insider”), (a) the Company or any Company Subsidiary is not a party to any Contract with an Insider (each, an “Affiliate Contract”); (b) no Insider provides or causes to be provided services to the Company or any Company Subsidiary, other than in his or her capacity as a Business Employee of the Company or any Company Subsidiary; (c) no Insider owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of or consultant to, or a lender to or borrower from, or has the right to participate in the profits of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Company Subsidiary; and (d) no material transaction has taken place between the Company, any Company Subsidiary and any Insider that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company or any Company Subsidiary.

Section 4.16        Labor Matters.

(a)          Schedule 4.16(a)(i) sets forth an accurate and complete list of all employees of the Company and the Company Subsidiaries, including employees on authorized leave of absence, along with the job title, location, classification (i.e., exempt or not exempt), status (e.g., part-time, full-time, seasonal or temporary), annual salary, bonus (target and maximum), commission, accrued but unpaid vacation balances as of November 30, 2019, severance obligations and deferred compensation paid or payable to each such employee.  Schedule 4.16(a)(ii) sets forth an accurate and complete list of all independent contractors who are paid in excess of $50,000 per year that provide services to the Company (including any individuals leased from or hired through another employer or third party to provide services to the Company or any Company Subsidiary), along with their compensation terms. The Company and each Company Subsidiary is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, discrimination in employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act or other applicable immigration and work permit laws or regulations, and is not engaged in any unfair labor practice.  To the Knowledge of the Company, no Business Employee is obligated under any Contract (including licenses, covenants or commitments of any nature) that would interfere with such Business Employee’s ability to conduct or promote the business of the Company or the Company Subsidiaries.

(b)         The Company and each Company Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.  The Company and each Company Subsidiary is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending or, to the Knowledge of the Company, threatened Claims against the Company  or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability.  Neither the Company nor any Company Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.  There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company, any Company Subsidiary and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c)         No Business Employee is represented by a labor union.  Neither the Company nor any Company Subsidiary is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract or has experienced any labor dispute, strike, picketing, handbilling, work slowdown or work stoppage.  To the Knowledge of the Company, (i) no petition has been filed or proceedings instituted by any Business Employee or group of Business Employees with any labor relations board seeking recognition of a bargaining representative, and (ii) there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize employees of the Company or any Company Subsidiary, and no written demand for recognition of employees of the Company or any Company Subsidiary has been made by, or on behalf of, any labor union.

(d)         There is (i) no charge or complaint of employment discrimination or harassment against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority, (ii) no charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened for payment of wages or other benefits under the Fair Labor Standards Act, as amended, or under any similar state, local or foreign employment standards law, (iii) no charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened in writing before the Occupational Safety and Health Act, as amended, or any similar state, local or foreign agency, (iv) no complaint, controversy, dispute or action between the Company, any Company Subsidiary and any current or former employee, including but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge or breach of a duty of good faith and fair dealing in the employment relationship pending or, to the Knowledge of the Company, threatened and (v) no claim pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary for workers’ compensation, unemployment insurance or disability benefits under any Law.

(e)          The Company and each Company Subsidiary maintains a Form I-9 for each employee for whom such a Form I-9 must be maintained.  To the Knowledge of the Company, no charge or complaint against the Company or any Company Subsidiary is pending or threatened in writing under the Immigration Reform and Control Act of 1986, as amended.

(f)            To the Knowledge of the Company, no Business Employee is in violation of any restrictive covenant in any Contract with another Person relating to the right of any such Business Employee to use any trade secrets or proprietary information of others.  As of the date hereof, no Business Employee who is paid in excess of $100,000 per year has given notice to the Company or any Company Subsidiary that such Business Employee intends to terminate his or her relationship with its employer, and, as of the date hereof, neither the Company nor any Company Subsidiary has any present intention to terminate its relationship with any Business Employee who is paid in excess of $100,000 per year.  The employment of each of the employees of the Company and each Company Subsidiary is “at will” (and there are no employees of the Company or any Company Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any severance or particular form or period of notice prior to terminating the employment of any of their respective employees.

(g)         The Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign law.  In the past three years, (i) there has been no “plant closing” “mass layoff” or “employment loss” (each, as defined in the WARN Act) with respect to the Company or any Company Subsidiary; and (ii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law or regulation.  No terminations prior to the Closing would trigger any notice or other obligations under the Older Workers Benefit Protection Act of 1990, WARN Act or similar state or local Law.

Section 4.17        Regulatory Matters.

(a)          To the Knowledge of the Company, no director, manager, officer or service provider of the Company, any Company Subsidiary or any Affiliate thereof has made any untrue statement of a material fact or a fraudulent statement to any Governmental Authority, failed to disclose any material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, that would reasonably be expected to provide a basis for any Governmental Authority to invoke its policies regarding such matters.

(b)         All applications and other documents submitted by the Company or any Company Subsidiary to Governmental Authorities in connection with a Material Permit and, to the Knowledge of the Company, any other permit, were true and correct as of the date of submission, and any material updates, changes, corrections or modification to such applications and other documents required under applicable Laws have been submitted and were true and correct at the time of submission.

(c)           Neither the Company, any Company Subsidiary nor any of their officers or directors is a Prohibited Person.  Neither the Company nor any Company Subsidiary has engaged in a transaction involving, directly or indirectly, a Prohibited Person or Iran, Sudan, Syria or any other country against which the United States imposes a trade embargo.  The Company and each Company Subsidiary is and has been in compliance with all applicable export control and economic sanctions requirements administered by authorities of the United States and other applicable jurisdictions (collectively, the “Export Control Laws”).  The Company and each Company Subsidiary has all necessary authority under the Export Control Laws to conduct its business as presently conducted.  None of the Company Products is produced, designed or modified for military-related end uses, and, to the Company’s Knowledge, none of the Company Products is normally devoted to military-related end uses.

(d)           Neither the Company, any Company Subsidiary nor any of their managers, officers, employees, agents or consultants, or any other Person acting for, or on behalf of, the Company or any Company Subsidiary, directly or indirectly, has:

(i)            made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”);

(ii)           been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment;

(iii)        used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(iv)        made any false or fictitious entries in any books or records of the Company or any Company Subsidiary relating to any Prohibited Payment or Prohibited Fund.

Section 4.18           Insurance.  Schedule 4.18 sets forth all current policies of insurance and bonds of the Company and each Company Subsidiary (including material self-insurance arrangements), together with all material information relating to each such policy (including insurance limits, deductibles and premiums paid by the Company and each Company Subsidiary under each such policy).  All of the insurance policies are in full force and effect and provide coverage as may be required by Laws or by the Contracts to which the Company and each Company Subsidiary is a party or as otherwise may be commercially reasonable in the industry in which the Company operates.  As of the date of this Agreement, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and the Company and each Company Subsidiary is otherwise in material compliance with the terms of such policies and bonds.  To the Knowledge of the Company, no termination, cancellation or non-renewal of, or material premium increase with respect to, any of such policies has been threatened in writing.

Section 4.19           Bank Accounts.  Schedule 4.19 sets forth a true and complete list of all banks in which the Company and each Company Subsidiary has an account or safe deposit box, all credit and similar cards in the Company’s or any Company Subsidiary’s name or for which the Company or any Company Subsidiary is liable and all cellular phone accounts in the Company’s or any Company Subsidiary’s name or for which the Company or any Company Subsidiary is liable, including in each case the names of all Persons authorized to draw thereon, use or who have access thereto, as applicable.

Section 4.20          Suppliers and Customers.  Schedule 4.20 sets forth (a) the top 10 customers or clients of the Company and the Company Subsidiaries (determined based on annual revenue) for each of (i) the twelve month period ended December 31, 2018 and (ii) the eleven month period ended November 30, 2019 (collectively, the “Material Customers”), and (b) the top 10 suppliers or vendors of the Company and the Company Subsidiaries (determined based on aggregate expenditures) for each of (i) the twelve month period ended December 31, 2018 and (ii) the eleven month period ended November 30, 2019 (collectively, the “Material Suppliers”) and (c) each supplier or vendor who constitutes a sole source of supply to the Company or any Company Subsidiary.  No such Material Supplier or Material Customer has canceled or otherwise terminated or materially and adversely modified, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any Company Subsidiary.

Section 4.21        Products; Services.

(a)           The Company has delivered to Parent copies of all warranties, express or implied, to which the Company Products and services are subject.

(b)         Since October 31, 2019, neither the Company nor any Company Subsidiary has (i) made any change in the selling, distribution, advertising, terms of sale or collection practices of the Company or any Company Subsidiary from those planned or budgeted that is inconsistent with past practices and would be material to the Company or any Company Subsidiary or (ii) entered into any material business practices, programs or long-term allowances not previously used in the ordinary course of business.

Section 4.22            Grants, Incentives and Subsidies.  Neither the Company nor any Company Subsidiary has received any grants, incentives or subsidies from any Governmental Authority.  Neither the Company nor any Company Subsidiary is subject to any obligation to pay royalties in connection with the sales of products or the provision of its services.

Section 4.23          Allegations of Sexual Harassment. Since January 1, 2017, (a) no allegations of sexual harassment have been made against any employee, contractor, director, officer or any other representative of the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, contractor, director, officer or any other representative of the Company or any Company Subsidiary.

Section 4.24      No MisrepresentationSection 4.25.  To the Knowledge of the Company, no representation or warranty set forth in this Article IV (as qualified by the Disclosure Schedule) contains an untrue statement of a material fact or omits to state a material fact necessary to make the representations and warranties contained herein, in light of the circumstances under which such representations and warranties were made and taken as a whole, not misleading.   Except as expressly set forth in this Article IV (as qualified by the Disclosure Schedule), neither the Company nor any other Person has made or is making any representation or warranty of any kind, express or implied, at law or in equity, written or oral, in respect of the Company or any Company Subsidiary, or otherwise, or with respect to any information provided to Parent.  All other representations or warranties are hereby disclaimed.  Notwithstanding anything in this Section 4.24 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall limit, restrict or waive in any manner, or be used as a defense against, the right of any Parent Indemnified Person to (i) rely on and enforce the representations, warranties, covenants and agreements contained in this Agreement or any Ancillary Agreement as set forth herein and therein, or (ii) pursue any claim for common law fraud.

ARTICLE V
Representations and Warranties of Parent and Merger Sub

Except as set forth in the correspondingly numbered section of the Disclosure Schedules (which exceptions will qualify the section or subsection they specifically reference and will also be deemed to qualify other sections or subsections in this Article to the extent that such disclosure sets forth sufficient information that a reasonable person would conclude that it applies to such other section or subsection), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 5.1            Incorporation; Authorization; etc.

(a)         Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of Parent and Merger Sub has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

(b)        Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance of each of Parent’s and Merger Sub’s obligations hereunder and thereunder (other than with respect to the Merger and the filing and recordation of the appropriate merger documents as required by the DGCL), and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the sole manager of Parent and the Board of Directors of Merger Sub, and no other limited liability company or corporate proceedings or actions on the part of Parent or Merger Sub, the sole manager of Parent, the Board of Directors of Merger Sub or the equityholders of Parent or Merger Sub are necessary therefor.  This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub and constitute the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with their terms, except, as to enforceability (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (B) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)         The execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in the imposition of an Encumbrance (other than a Permitted Encumbrance) upon, give rise to any obligation to provide notice or obtain consent under, result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any benefit under or in respect of (i) any provision of the organizational documents of Parent or Merger Sub, (ii) any material Contract to which Parent or Merger Sub is a party or to which any of their respective properties or assets are bound or (iii)  any Law or Order to which Parent or Merger Sub is subject, with the exception of the Parent Approvals.

(d)            No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Parent or Merger Sub with, to or from any Governmental Authority in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing and recordation of the Certificate of Merger and other appropriate documents with the relevant Governmental Authorities of other states in which Parent or Merger Sub is authorized to do business; (ii) such filings or consents as may be required under (A) the HSR Act and (B) from the Education Regulatory Authorities and (iii) filings or other disclosures required to be made pursuant to the Exchange Act or in connection with the rules of a stock exchange on which Parent or any of its Affiliates lists securities (collectively, the “Parent Approvals”).

(e)            The Board of Directors of Merger Sub, at a meeting duly called and held, or pursuant to action by unanimous written consent, adopted resolutions that are in full force and effect as of the date of this Agreement, (i) approving and declaring advisable the Merger, this Agreement (which shall be deemed an “agreement of merger” for purposes of Subchapter IX of the DGCL), and the Ancillary Agreements (ii) declaring that the Merger, this Agreement and the Ancillary Agreements are in the best interests of Merger Sub’s stockholders, and (iii) recommending that Merger Sub’s stockholders approve and adopt this Agreement and the Ancillary Agreements.  Parent has adopted this Agreement and the Merger as the parent and sole stockholder of Merger Sub.

Section 5.2               Litigation; Orders.  There are no pending or, to the knowledge of Parent, threatened actions, suits or proceedings, either at law or in equity, which would, individually or in the aggregate, reasonably be expected to (i) impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.3            Financial Capability.  Parent has sufficient cash available to enable Parent to pay when due the full cash consideration payable by Parent pursuant to Article III.  Parent acknowledges and agrees that its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

Section 5.4            Ownership and Interim Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

       Section 5.5       Brokers, Finders, etc.  Except as set forth in Schedule 5.5, neither Parent nor Merger Sub nor any party acting on the behalf of either has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Company in connection with such transactions.

        Section 5.6        Reliance.

(a)          Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.  Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of the Company Stockholders or any other Person has made any representation or warranty as to a Company Stockholder, the Company or the accuracy or completeness of any information regarding the Company made available to Parent and its Representatives, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule).

(b)            In connection with the due diligence investigation of the Company by Parent and its Affiliates, securityholders, or Representatives, Parent and its Affiliates, securityholders, and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates, securityholders, and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations.  Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent will have no claim against the Company, or any of its Affiliates, securityholders, or Representatives, or any other Person, with respect thereto, unless any such information is expressly addressed or included in a representation or warranty set forth in this Agreement.  Accordingly, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, neither the Company, nor any of its Affiliates, securityholders or Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

(c)            Notwithstanding anything in this Section 5.6 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall limit, restrict or waive in any manner, or be used as a defense against, the right of any Parent Indemnified Person to (i) rely on and enforce the representations, warranties, covenants and agreements contained in this Agreement or any Ancillary Agreement as set forth herein and therein, or (ii) pursue any claim for common law fraud.

ARTICLE VI
Covenants of the Company and Parent

Section 6.1           Investigation of Business; Access to Properties and Records.

(a)          Subject to applicable privileges and the Confidentiality Agreement, the Company shall grant Parent and its Representatives reasonable access during normal business hours during the period prior to the Closing, upon reasonable advance notice to the Company and each of the Company Subsidiaries and subject to supervision by the Company or its agents, to (i) all of the properties, books, Tax Returns, Contracts, commitments and records and appropriate personnel of the Company and each of the Company Subsidiaries and (ii) all other information concerning the business of the Company and each of the Company Subsidiaries, their properties and personnel as Parent may reasonably request.  Subject to compliance with applicable Laws, from the date hereof until Closing, to the extent reasonably requested by Parent, the Company shall confer with one or more Representatives of Parent to report material operational matters and the general status of ongoing operations.

(b)        Each Party shall give prompt written notice to the other Parties upon learning of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, has caused or would reasonably be likely to cause either (A) any representation or warranty of the notifying Party contained in this Agreement to be inaccurate in any material respect such that the condition set forth in Section 8.2 or Section 9.2, as applicable, would not be satisfied, or (B) any condition set forth in Article VII, VIII or IX to be unsatisfied at the Closing Date, (ii) any communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any communication from any Governmental Authority in connection with the transactions contemplated by the Agreement or (iv) any material failure of the notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition set forth in Section 8.1 or Section 9.1, as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1(b) shall not limit any Party’s remedies under this Agreement or cure or be deemed to cure, or operate as a waiver of, any breach of any representation, warranty, covenant or agreement of, or be deemed to satisfy or operate as a waiver of any condition applicable to, the Company, Parent or Merger Sub.

(c)          As soon as such information becomes available, and in any event not later than 30 days after the end of each fiscal month and fiscal quarter, the Company shall provide to Parent an unaudited balance sheet as of the end of such period and the related statements of results of operations and statements of cash flows for such period, together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month consistent with the form made available to Parent during its due diligence.

(d)          Any information provided to Parent or Merger Sub or their respective Representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their Representatives in accordance with, and shall be subject to the terms of, the Non-Disclosure Agreement, dated October 30, 2019, by and between the Company and Parent (“Confidentiality Agreement”), which is hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such Confidentiality Agreement shall terminate; provided that Parent and Merger Sub may disclose such information as may be necessary in connection with seeking the Parent Approvals; and provided, further, that if this Agreement is terminated in accordance with Article X prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.2                Agreement to Cooperate; Regulatory Matters.

(a)          Agreement to Cooperate.  Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, each Party hereby agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate and make effective as soon as reasonably possible, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement. Without limiting the generality of the foregoing, each Party shall use its commercially reasonable efforts to (i) obtain, or cause to be obtained, all consents, authorizations, waivers and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and (ii) give all notices to, and obtain all consents from, the respective third parties that are described in Schedules 4.1(d), 4.1(e) and Section 5.1(d), and from the Education Regulatory Authorities and under the HSR Act. In connection with this Section 6.2, (A) the Company shall keep Parent informed of all material developments, permit Parent an opportunity to review in advance any proposed written communications and include Parent’s reasonable edits thereto, and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder; and (B) Parent shall keep the Company informed of all material developments, permit the Company an opportunity to review in advance any proposed written communications and include the Company’s reasonable edits thereto, and shall, at the Company’s request, include the Company in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder; provided that any party may reasonably designate any competitively sensitive material provided to the other party under this Section 6.2 as “outside counsel only,” in which case such materials and the information contained therein shall be given only to the outside counsel of the recipient party and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors, or other representatives of the recipient party unless express written permission is obtained in advance from the source of the materials or information.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

(b)         Education Regulatory Filings.  Without limiting the generality of Section 6.2(a), Parent and the Company shall use commercially reasonable efforts to make all necessary filings with (accompanied by a request for confidential treatment as to Parent’s identity to the extent permitted by Law or any Education Regulatory Authority) and obtain all necessary approvals from the Education Regulatory Authorities (the “Education Regulatory Approvals”) with respect to the Merger.  Notwithstanding the foregoing or anything else the contrary in this Agreement, (i) Parent and its Affiliates shall not, in connection with any such Regulatory Approval, be required to agree to or to take any action (or refrain from taking any action) that would be reasonably expected to have a meaningful negative effect on, and (ii) in no event shall Parent or its Affiliates be required to consent to any Education Regulatory Approval or consummate the Merger if obtaining the Education Regulatory Approval would reasonably be excepted to have a meaningful negative effect on, in either such case, (A) the business, financial condition or results of operations of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries or (B) the benefits expected to be derived from the Merger by Parent and its Affiliates (a “Negative Education Regulatory Effect”), and neither the Company nor any of its Affiliates shall take any action that would have a Negative Education Regulatory Effect without the prior written consent of Parent.

(c)         Proceedings.  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)         Conditions.  Notwithstanding anything to the contrary set forth in this Agreement, as to any of the matters contemplated in this Section 6.2, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs.

Section 6.3            Conduct of Business.

(a)          Except as otherwise permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company and each Company Subsidiary shall (i) operate and carry on its business only in the ordinary course consistent with past practice (which shall include making payments for Liabilities as such Liabilities become due and payable, but consistent with the Company’s normal payment cycle) and comply with all applicable Laws, (ii) use commercially reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted and (iii) use commercially reasonable efforts to (A) maintain the present business organization of the Company and the Company Subsidiaries intact, (B) keep available the services of its present officers and employees, (C) preserve its business relationships with all suppliers, contractors, licensors, customers, distributors and others having significant business relations with it and (D) maintain its goodwill.

(b)          Without limiting the generality of the foregoing, except for matters set forth in Schedule 6.3(b) or for which Parent has provided prior written consent, during the period between the date hereof and the Closing (or earlier termination of this Agreement), the Company shall not take any action, agree to take any action or fail to take any action outside the ordinary course of business or that would result in the occurrence of any of the changes or events listed in Section 4.5.

Section 6.4             Public Announcements.  The parties agree that any press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior written consent of Parent and the Company, except any such release or public announcement that may be required by an applicable Law (including the Exchange Act and the rules of a stock exchange on which a Party or any of its Affiliates lists securities), in which case the Party required to issue the release or announcement shall allow Parent or the Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.

Section 6.5            Employee Matters.

(a)          The Company shall reasonably cooperate with Parent to identify employees of the Company and the Company Subsidiaries to whom Parent may elect to offer continued employment after the Closing (such employees, the “Continuing Employees”), provided that nothing contained herein shall obligate Parent to continue the employment of any Continuing Employee for any specific period following the Closing Date and all such post-Closing employment shall be on an employment at-will basis.  In no event will any Continuing Employee be or be deemed to be a third-party beneficiary of this Section 6.5 or any other provision of this Agreement.

(b)         Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates shall treat, and shall cause each employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Closing and in which any Continuing Employee (or the spouse, domestic partner or any dependent of any Continuing Employee) participates or is eligible to participate (each, a “Parent Benefit Plan”) to treat, for all purposes (including eligibility to participate, vesting and level and accrual of benefits, other than accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA), all service with the Company Group (and predecessor employers to the extent that the Company or any Employee Benefit Plan provides past service credit) as service with Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates, except to the extent it would result in a duplication in benefits.  Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates shall use commercially reasonable efforts to cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Employee Benefit Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Benefit Plan during the plan year of such Employee Benefit Plan in which occurs the later of the Closing Date and the date on which the Continuing Employee begins participating in such Parent Benefit Plan.

(c)          Unless otherwise directed in writing by Parent no later than three Business Days prior to the Closing Date, the Company’s Board of Directors shall adopt resolutions, effective as of no later than the day immediately preceding the Closing Date, terminating any and all 401(k) Plans.  The Company shall deliver to Parent, not later than one Business Day prior to Closing, evidence that the Company’s 401(k) Plan will be so terminated pursuant to resolutions of the Board of Directors (the form and substance of which shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

Section 6.6              Merger Sub.  Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.7             Termination of Affiliate Agreements.  At or prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, terminate the Contracts set forth on Schedule 6.7, without any residual liability on the part of the Company and each of the Company Subsidiaries.  The Company will deliver to Parent evidence of the termination of such Contracts in form and substance reasonably acceptable to Parent.

Section 6.8            Solicitation.

(a)         No Solicitation.  Until the earlier of the Closing Date and the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Affiliates or its or their respective officers,  directors, employees, stockholders, Representatives or other agents to, directly or indirectly (i) initiate, accept, solicit, facilitate or encourage (including by way of furnishing information), or take any action to facilitate any inquiry or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) propose, enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Merger Sub or any of their respective Affiliates or Representatives) relating to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal or (iv) enter into any letter of intent or similar document, or any Contract contemplating or otherwise relating to any Acquisition Proposal. Upon execution of this Agreement, the Company shall, and shall cause each of its Affiliates, officers, directors, employees, Representatives and other agents to, immediately cease any existing activities, discussions or negotiations with any Person with respect to any Acquisition Proposal.  Neither the Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) cause or permit the Company to enter into any Contract with respect to any Acquisition Proposal.

(b)         Notification. The Company shall, subject to confidentiality obligations, promptly notify Parent after receipt of any Acquisition Proposal, any notice that any Person is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any Person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal.  The Company shall, subject to confidentiality obligations, keep Parent timely informed in all material respects of the status and details of any such Acquisition Proposal, notice or request and all correspondence or communications related thereto and shall, subject to confidentiality obligations, provide Parent with a true and complete copy of such Acquisition Proposal, notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof (which shall, subject to confidentiality obligations, include the identity of the person considering or proposing such Acquisition Proposal and the material terms thereof), if it is not in writing.  The Company agrees not to provide any information concerning the Company to any Person making or considering making an Acquisition Proposal.

Section 6.9             Tail Insurance.  Prior to, but effective as of, the Closing Date, the Company shall obtain at its expense a six-year prepaid endorsement to its errors and omissions, products liability, directors and officers insurance policies, in each case reasonably satisfactory to Parent, covering the Company and the Company Subsidiaries for any claims made before, on or after the Closing Date with respect to any events or claims occurring or arising prior to or on the Closing Date, the cost of which shall be borne by the Company, and such cost shall be treated as a Company Transaction Expense hereunder.

Section 6.10            Parachute Payment Waivers; 280G Shareholder Approval.

(a)         The Company shall use commercially reasonable efforts to obtain and deliver to Parent, prior to the initiation of the requisite shareholder approval procedure under Section 6.10(b), a Parachute Payment Waiver from each person who the Company reasonably believes is, with respect to the Company or any Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.10 (b), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” within the meaning of Section 280G of the Code as a result of any payments or benefits that such individual will or may receive in connection with the Merger, pursuant to which such person shall agree to waive any and all right or entitlement to such benefits or payments to the extent the value thereof exceeds three times such person’s “base amount” minus $1 determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite shareholder approval of such payments or benefits is obtained pursuant to Section 6.10(b).

(b)          With respect to each such person that signs a Parachute Payment waiver, the Company shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments or benefits that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

(c)            Prior to seeking such approval by the Company’s stockholders, and the Company’s delivery of any such materials referenced in (b), above, Parent shall disclose to the Company in writing the relevant details of all payments, benefits and arrangements to be entered into with or otherwise provided to any “disqualified individual” by Parent, an Affiliate of Parent, or by the Company or the Surviving Corporation (or its or their parent or Subsidiary) at the direction of Parent in connection with the transactions contemplated by this Agreement or otherwise under circumstances that are anticipated prior to or on the Closing Date and that could reasonably be expected to be taken into account as “parachute payments” under Section 280G of the Code and the regulations thereunder

Section 6.11          Stockholder Approval.  As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the approval of this Agreement and the transactions contemplated hereby from all of the Company Stockholders.  The Company shall ensure that the Company Stockholders, prior to approval of this Agreement by such Company Stockholders, shall have received from the Company all material information necessary to make an informed decisions with respect thereto.

Section 6.12          Information Statement.  As promptly as reasonably practicable following the date hereof, the Company shall distribute to the Company Stockholders an information statement relating to the action of the Company Stockholders, by written consent in lieu of a meeting, to adopt this Agreement (together with any amendments thereof or supplements thereto, the “Information Statement”). The Information Statement shall be in a form reasonably acceptable to Parent and shall include the recommendation of the board of directors of the Company to the Company Stockholders in favor of adoption of this Agreement and approval of the Ancillary Agreements, the Merger and the other transactions contemplated hereby. No amendment or supplement to the Information Statement will be made by the Company without the prior written approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed.

Section 6.13          Amendment to Certificate of Incorporation. Prior to the Closing Date, the Company shall cause the Charter to be amended in the form attached hereto as Exhibit E (the “Certificate Amendment”), which shall be in full force and effect prior to the Effective Time. The Certificate Amendment shall have been approved by the Company’s Board of Directors and the requisite Company Stockholders. The Company shall provide a true and complete copy of the Certificate Amendment to Parent prior to the Effective Time.

Section 6.14         Preparation and Delivery of Required Financial Statements. The Company shall cooperate and make its Representatives available to the Parent and its Representatives, in order to assist in preparing the Company’s financial statements if deemed necessary by the rules and regulations of the SEC, including Regulation S-X, in order for Parent to file such financial statements with the SEC in satisfaction of Parent’s obligations pursuant to applicable securities Laws, including the Exchange Act.

Section 6.15        Real Property Covenants.

(a)           The Company shall not:  (i) permit the creation of any Encumbrance with respect to the Leased Real Estate (other than Permitted Encumbrances), (ii) terminate any Lease or fail to exercise any right of renewal with respect to any Lease or take any action under any Lease which could reasonably be expected to result in a default under such Lease or the termination of such Lease, (iii) amend, supplement or otherwise modify any Lease, or, (iv) other than as to the Company’s leased properties in Denver, Colorado and Seattle, Washington (with respect to which the Company will (A) provide Parent with copies of any proposed sublease or other similar agreement, (B) provide Parent with a reasonable opportunity to review and comment on any such agreement and (C) incorporate any reasonable comments received from Parent with respect thereto), execute any sublease with respect to the Leased Real Estate.

(b)         The Company shall:  (i) maintain the Leased Facilities in materially the same condition as they were on the date of this Agreement, (ii) perform all of its material obligations under the Leases and any other agreements relating to the Leased Facilities, (iii) deliver to Parent any notices or other documents received pursuant to the terms of any Lease or any other agreement related to the Leased Facilities, and (iv) maintain the existing insurance policies for the Leased Real Estate in full force and effect.

Section 6.16           Director and Officer Indemnification.

(a)            Without prejudice to the rights of the Parent Indemnified Persons under Article XI hereof, Parent agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or any Company Subsidiary (the “Company Indemnified Parties”) for their acts and omissions occurring at or prior to the Effective Time, as provided in the Organizational Documents of the Company and the Company Subsidiaries as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 6.16, in the forms made available to Parent prior to the date hereof, shall survive the Closing Date and continue in full force and effect in accordance with their respective terms, and that from and after the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, (i) Parent shall cause the Surviving Corporation to honor all such rights to the fullest extent permitted under applicable Law and (ii) such Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in such Organizational Documents with respect to acts or omissions occurring at or prior to the Effective Time (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.16 applies are third-party beneficiaries of this Section 6.16 each of whom may enforce the provisions of this Section 6.16).

(b)            In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision must be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume all of the obligations set forth in this Section 6.16.

(c)            Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.16 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.17           Texas Workforce Commission Requirements. With respect to the locations of the Company or a Company Subsidiary physically located in the State of Texas (a “Texas Location”):

(a)           Parent accepts all refund liabilities which may have arisen during the operation of such Texas Location by the Company, a Company Subsidiary or any other former owner prior to the Closing;

(b)           The Parties agree that the consummation of the Merger with respect to such Texas Locations is subject to approval of the Texas Workforce Commission; and

(c)            Parent assumes the liabilities, duties, and obligations under the enrollment contracts between the students at the Texas Locations and the Company or a Company Subsidiary which the Company or a Company Subsidiary is obligated to provide on or after the Closing.

Notwithstanding the foregoing, nothing in this Section 6.17 shall be construed to limit the representations and warranties of the Company in Article IV or the rights of the Parent Indemnified Persons to indemnification from the Indemnifying Persons under this Agreement.

ARTICLE VII
Conditions to the Obligations of Each Party to Close

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted under applicable law), on or prior to the Closing Date, of the following condition:

Section 7.1                No Injunction or Proceeding.  At the Closing Date, there shall be no Law, Order or Claim of any nature pending or outstanding by a Governmental Authority restraining or prohibiting the consummation of the Merger.

Section 7.2                Regulatory Approvals.

(a)           The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(b)           All consents, approvals and other authorizations of the Education Regulatory Authorities shall have been obtained.

ARTICLE VIII
Conditions of Parent’s Obligation to Close

Parent’s obligation to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived, in writing, by Parent:

Section 8.1                Covenants.  The Company shall have complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing.

Section 8.2                Representations and Warranties.  (i) The representations and warranties of the Company (other than the Fundamental Representations) contained in this Agreement shall be accurate in all respects  as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time (except that those representations and warranties that expressly address matters only as of a particular date shall have been accurate only as of such date), except in each case for such inaccuracies in such representations and warranties (other than the Fundamental Representations) that have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, in all cases disregarding all materiality and Material Adverse Effect qualifiers in such representations and warranties, (ii) the Fundamental Representations of the Company (other than those set forth in Section 4.2) shall be accurate in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date) and (iii) the representations and warranties of the Company set forth in Section 4.2 shall be accurate in all respects other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date).

Section 8.3                No Material Adverse Effect.  Since the date hereof, there shall not have occurred any Material Adverse Effect.

Section 8.4                Closing Statement; Certificates of the Company.  Parent shall have received (a) the Estimated Merger Consideration Calculation and the Estimated Closing Balance Sheet and (b) the final Disbursement Schedule.

Section 8.5              Resignation of Directors and Officers.  The directors and, to the extent requested by Parent, officers of the Company and each Company Subsidiary in office immediately prior to the Closing Date shall have resigned as directors and officers, as applicable, of the Company and each Company Subsidiary effective as of the Closing, and Parent shall have received letters of resignation from such persons.

Section 8.6              Stockholder Approval.  The Required Stockholder Vote shall have been obtained and the affirmative vote for the consummation of the Merger shall have been obtained from the holders of at least 87.5% of the outstanding shares of Company Capital Stock, voting together on an as-converted basis.  No more than 12.5% of the outstanding shares of Company Capital Stock, voting together on an as-converted basis shall constitute Dissenting Shares.

Section 8.7               Support Agreements.  Parent shall have received executed Support Agreements from the Key Stockholders, and all such arrangements shall be in full force and effect as of the Closing.

Section 8.8                Employee Matters.

(a)           The Offer Letters entered into by the Company and each Key Employee on the date of this Agreement shall not have been modified or terminated prior to the Closing Date and shall remain in full force and effect (other than as a result of death or disability of such Key Employee).

(b)          Other than as a result of death or disability, each Key Employee shall (i) have remained in continuous employment with the Company since the date of this Agreement, and (ii) not have delivered any notice (formally or informally) to the Company of his or her intention to leave the employ of the Company or Parent.

Section 8.9              Certificate of Merger; Good Standing; etc.  Parent shall have received (a) the Certificate of Merger, duly executed by the Company; and (b) a certificate of good standing with respect to the Company and the Company Subsidiaries, dated on or about the Closing Date, issued by the applicable Governmental Authority.

Section 8.10         Section 280G Shareholder Approval.  Any payment or benefit of any “disqualified individual” who has executed a Parachute Payment Waiver that could be characterized as a “parachute payment” within the meaning of Section 280G of the Code shall have been submitted for approval by such number of shareholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, such that, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to such Parachute Payment Waivers.

Section 8.11            Education Regulatory Approvals.  No Education Regulatory Approval shall be reasonably expected to involve a Negative Education Regulatory Effect.

ARTICLE IX
Conditions to the Company’s Obligations to Close

The Company’s obligation to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived, in writing, by the Company:

Section 9.1                Covenants.  Each of Parent and Merger Sub shall have complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by them at or prior to the Closing.

Section 9.2               Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub (other than the Fundamental Representations) contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date), except in each case for such inaccuracies in such representations and warranties (other than the Fundamental Representations) that have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, in all cases disregarding all materiality qualifiers in such representations and warranties, and (ii) the Fundamental Representations of Parent and Merger Sub shall be accurate in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date).

Section 9.3                Parent Payments.  Parent shall have made all payments required of Parent pursuant to Section 3.4.

ARTICLE X
Termination

Section 10.1            Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Closing by:

(a)           the mutual written consent of the Company and Parent;

(b)          Parent or the Company, in the event that any condition set forth in Article VII, VIII or IX, as applicable, shall not be satisfied, or shall not be reasonably capable of being satisfied, by 90 days following the date of this Agreement (the “Walk-Away Date”); provided, however, that neither Party may terminate this Agreement pursuant to this clause (b) if the failure of the applicable condition in Article VII, VIII or IX (as the case may be) to be satisfied or the failure of the Closing to occur on or before the Walk-Away Date referred to in the applicable paragraph results from (i) the breach by such Party of any representation, warranty, covenant or agreement in this Agreement or (ii) such Party’s failure to use its required efforts to consummate the transactions contemplated hereby;

(c)          Parent, if the Company breaches any representation, warranty, covenant, obligation or agreement hereunder, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, and such breach shall not have been cured, or by its nature cannot be cured, within 30 days following receipt by the Company of written notice of such breach;

(d)         the Company, if Parent or Merger Sub breaches any representation, warranty, covenant, obligation or agreement hereunder, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, and such breach shall not have been cured, or by its nature cannot be cured, within 30 days following receipt by Parent of written notice of such breach;

(e)         Parent or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which Order is final and nonappealable; provided that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(f)            by Parent if the Written Consent signed by the Key Stockholders has not been delivered to Parent within 24 hours after the execution of this Agreement.

Section 10.2        Procedure and Effect of Termination.

(a)         A Party seeking to terminate this Agreement pursuant to Section 10.1 shall deliver written notice of such termination to each of the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by any Party, except that the provisions of Section 6.1(d), Section 6.4 and this Section 10.2 and Article XIV shall survive the termination of this Agreement; provided, however, that such termination shall in no way limit any claim by any Party for willful breach by another Party of  the terms of this Agreement prior to or in connection with such termination.

(b)         If this Agreement is terminated as provided herein, each Party shall, as requested by the applicable other Party(ies), either redeliver to such other Party(ies), or certify to such other Party(ies) the destruction of, all documents, work papers and other material of such other Party(ies) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

ARTICLE XI
Indemnification

Section 11.1        Survival of Representations, Warranties and Covenants.  Subject to the limitations and other provisions of this Agreement, including the provisions of this Article XI, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, the Company Stockholders or Parent, as follows: (a) the representations and warranties contained in subsections (a), (c) and (d)(i) of Section 4.1 (Incorporation; Authorization; etc.), Section 4.2 (Capitalization; etc.), Section 4.14 (Brokers, Finders, etc.), subsections (a), (b) and (c)(i) of Section 5.1 (Incorporation; Authorization; etc.) and Section 5.5 (Brokers, Finders, etc.) shall survive until the third anniversary of the Closing Date (clause (a), collectively, being the “Fundamental Representations”); (b) the representations and warranties contained in Section 4.9 (Taxes) and the representations and warranties contained in Section 4.12 (Intellectual Property; Privacy and Security) shall survive until the second anniversary of the Closing Date; and (c) all other representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date (the “Escrow Period”); provided, however, that representations or warranties for which claims for indemnification are timely asserted shall continue to survive solely as to the specific claim, notwithstanding any survival period set forth herein, until final resolution of such claims.  Notwithstanding anything to the contrary in this Agreement, all covenants and agreements of the Parties that by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, except that the right to indemnification for breaches of covenants and agreements that do not survive indefinitely shall survive until the expiration of the relevant covenant or agreement.  All other covenants and agreements of the Parties shall not survive this Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall survive until the first anniversary of the Closing Date.  Notwithstanding anything to the contrary in this Agreement, in no event shall any of the temporal limitations set forth in this Section 11.1 apply in the case of Fraud.

Section 11.2         Indemnification.

(a)         Subject to the limitations set forth in this Article XI, from and after the Effective Time, each Indemnifying Person, in accordance with such Indemnifying Person’s Pro Rata Share, shall severally indemnify and hold harmless Parent and its Affiliates (including the Surviving Corporation on and following the Closing) and each of their respective officers, directors, Affiliates, agents and employees (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities, Taxes, judgments, settlements and expenses (including reasonable fees and expenses of attorneys and in respect of any investigation conducted by the Parent Indemnified Person) (collectively, “Damages”) incurred by the Parent Indemnified Persons arising out of, in connection with or resulting from:

(i)            any inaccuracy in or breach of any of the representations and warranties made by the Company in Article IV of this Agreement;

(ii)          any breach of or failure to comply with any covenant or agreement made by or to be performed at or prior to the Closing by the Company in this Agreement;

(iii)        any liability for Pre-Closing Taxes;

(iv)         any inaccuracy contained in the Disbursement Schedule;

(v)          (A) any claims or threatened claims by a Company Stockholder or Bonus Plan Participant (i) alleging a breach of any fiduciary duty of any Person (including aiding and abetting a breach of fiduciary duty) relating to or arising out of any action taken (or failed to be taken) in connection with this Agreement or the negotiation, approval or consummation of the transactions contemplated hereby or (ii) with respect to or otherwise relating to the proceeds payable in connection herewith and (B) any amounts paid to holders of Dissenting Shares in excess of the consideration otherwise payable in respect of the relevant Company Capital Stock in accordance with Section 3.4(a); and

(vi)         the items set forth on Schedule 11.2(a)(vi).

(b)            Subject to the limitations set forth in this Article XI, Parent and Merger Sub shall jointly and severally indemnify and hold the Indemnifying Persons and their heirs, successors and assigns (the “Securityholder Indemnified Persons”) harmless from and against any and all Damages incurred by the Securityholder Indemnified Persons arising out of, in connection with or resulting from:

(i)            any inaccuracy in or breach of any of the representations and warranties made by Parent or Merger Sub in Article V of this Agreement; and

(ii)          any breach of or failure to comply with any covenant or agreement made by or to be performed by Parent or Merger Sub in this Agreement.

(c)            Limitations on Liability.

(i)           After the Closing, no Indemnitor shall have any liability under Sections 11.2(a)(i) or 11.2(b)(i), as applicable, unless and until the aggregate amount of Damages suffered by the Parent Indemnified Person(s) or Securityholder Indemnified Person(s), as the case may be, exceeds $1,650,000.00 (the “Threshold”), after which all Damages above the Threshold shall be recoverable by the applicable Parent Indemnified Person(s) or Securityholder Indemnified Person(s), as the case may be; provided, however, that the Threshold shall not apply to claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamental Representations or the representations and warranties of the Company contained in Section 4.4(f).

(ii)         The aggregate amount of all Damages for which an Indemnifying Person shall be liable under Section 11.2(a)(i) shall not exceed such Indemnifying Person’s Pro Rata Share of $12,000,000; provided, however, that the foregoing limitation shall not apply to claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamental Representations. The aggregate amount of all Damages for which Parent and Merger Sub shall be liable under Section 11.2(b)(i) shall not exceed $12,000,000; provided, however, that the foregoing limitation shall not apply to claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamental Representations.

(iii)      For the avoidance of doubt, the Parent Indemnified Persons shall be entitled to recover for, and the Threshold and limitations set forth in Section 11.2(c)(ii) shall not apply as limitations on, any and all claims or payments made with respect to Damages resulting from (A) claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamental Representations, (B) common law fraud in the making of a representation or warranty of the Company set forth in this Agreement (“Fraud”) or (C) any claim pursuant to Sections 11.2(a)(ii) through 11.2(a)(vi) (subsections (A) through (C), collectively, “Exempted Claims”).  Each Indemnifying Person’s maximum aggregate liability to the Parent Indemnified Persons with respect to all indemnification claims pursuant to this Article XI shall not exceed such Indemnifying Person’s Pro Rata Share of the Damages or the aggregate proceeds received by such Indemnifying Person pursuant to this Agreement.

(d)          In determining under this Article XI whether there has been any inaccuracy in or breach of any representation or warranty or the amount of any Damage attributable to a breach of any representation, warranty or covenant, any qualifications in the representations, warranties and covenants contained herein with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded; provided, however, that in no event shall (i) “Material Contract” be read to mean “Contract” or (ii) the term “Material Adverse Effect” be read out of Section 4.5.

(e)        EXCEPT IN THE CASE OF THIRD PARTY CLAIMS, NO PARTY WILL IN ANY EVENT BE LIABLE UNDER THIS ARTICLE XI FOR ANY CONSEQUENTIAL OR SPECULATIVE DAMAGES THAT ARE NOT PROBABLE AND REASONABLY FORESEEABLE OR ANY PUNITIVE DAMAGES BY REASON OF A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY CONTAINED HEREIN.

(f)           With the exception of Exempted Claims and claims for indemnification with respect to any inaccuracy in or breach of any of the representations and warranties listed in Section 11.1(b), the funds that comprise the Escrow Fund, at any given time, shall be the sole and exclusive source of recovery of the Parent Indemnified Persons for claims for indemnification pursuant to Section 11.2(a); provided, however, that if all or a portion of the Escrow Fund has been used to satisfy Damages resulting from Exempted Claims and amounts remaining in the Escrow Fund are insufficient to satisfy additional claims for Damages made by the Parent Indemnified Persons during the Escrow Period for non-Exempted Claims (any such claims, “Excess Ordinary Claims”), then the Parties agree to treat such Excess Ordinary Claims as Exempted Claims to the extent of the amount of the Escrow Fund previously used to satisfy Damages resulting from Exempted Claims.

(g)           Exempted Claims and claims for indemnification with respect to any inaccuracy in or breach of any of the representations and warranties listed in Section 11.1(b) made by a Parent Indemnified Person shall be satisfied: (i) first, from the Escrow Fund, but, in respect of Exempted Claims only after (A) satisfying all other pending claims that are not Exempted Claims, and (B) making appropriate reserve as provided herein for any then unresolved claims that are not Exempted Claims, and (ii) second, if the Escrow Fund is insufficient after such satisfaction or reserve or if the Exempted Claim becomes payable after the end of the Escrow Period, (A) in the case of Fraud, at the election of the Parent Indemnified Person and in any combination the Parent Indemnified Person elects, directly from each Indemnifying Person, severally in accordance with such Indemnifying Person’s Pro Rata Share of the Damages, up to the aggregate proceeds received by such Indemnifying Person hereunder and/or directly and individually from such Person or Persons committing such Fraud, without limit (and notwithstanding anything to the contrary set forth herein), and (B) in the case of Exempted Claims not involving Fraud, directly from each Indemnifying Person, severally in accordance with such Indemnifying Person’s Pro Rata Share of the Damages, in an amount not to exceed the aggregate proceeds received by such Indemnifying Person hereunder, taking into account the aggregate of all indemnification claims made pursuant to this Article XI, or in the case of claims for indemnification with respect to any inaccuracy in or breach of any of the representations and warranties listed in Section 11.1(b) not involving Fraud, directly from each Indemnifying Person, severally in accordance with such Indemnifying Person’s Pro Rata Share of the Damages, in an amount not to exceed in the aggregate $12,000,000, taking into account the aggregate of all indemnification claims, other than Exempted Claims, made pursuant to Section 11.2(a)(i).

(h)         Any indemnification payment to be made by Parent or Merger Sub to one or more Securityholder Indemnified Persons shall be made to the Paying Agent and Surviving Corporation, as applicable, by wire transfer of immediately available funds, for distribution to the applicable Securityholder Indemnified Person(s) in accordance with their respective Pro Rata Share pursuant to instructions received from the Securityholders’ Representative.

Section 11.3        Indemnification Procedure.

(a)            Non-Third Party Claims.  The Person seeking indemnification hereunder (the “Indemnitee”) shall notify the Party providing indemnification hereunder (the “Indemnitor”) in writing (such notice, a “Claim Notice”) promptly of the Indemnitee’s discovery of any matter for which the Indemnitor may be liable to the Indemnitee under this Article XI, which Claim Notice shall specify in reasonable detail each individual item of Damages and the nature of the breach of representation, warranty, covenant or agreement or other item of indemnification at issue to which each such item is related.  The failure of an Indemnitee to deliver a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure to provide timely notice.

(b)         Third Party Claims.  With respect to any Claim (other than a Claim made with respect to Taxes, which is governed by Section 12.4) made by a third Person (a “Third Party Claim”) against an Indemnitee for which the Indemnitee will seek indemnification from the Indemnitor hereunder, after delivery of the respective Claim Notice, the Indemnitor shall be entitled (if it so elects), at its own cost, risk and expense, upon notifying the Indemnitee that the Indemnitor accepts responsibility for indemnification of the Indemnitee in connection with such Third Party Claim, (i) to take control of the defense and investigation of such Claim, (ii) to employ and engage legal counsel of its own choice reasonably acceptable to the Indemnitee to handle and defend the same (unless the Indemnitee has been advised by counsel that there exists an actual or potential conflict of interest between the Indemnitee and counsel chosen by the Indemnitor (including one or more legal defenses or counterclaims available to it or to other indemnified parties that are different from or additional to those available to the indemnifying parties) that makes it inappropriate in the reasonable judgment of the indemnified party for the same counsel to represent both the indemnified party and the indemnifying parties, in which event the Indemnitee shall be entitled, at the Indemnitor’s cost, risk and expense, to reasonable fees of not more than one separate counsel of the Indemnitee’s own choosing), and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably delayed or withheld, unless (A) there is no finding or admission against Indemnitee of any violation of the rights of any Person and it is not reasonably expected to have an effect on any other claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor (or other routine injunctive relief such as confidentiality obligations) and (C) the Indemnitee will have no liability with respect to any compromise or settlement of such Claims effected without its consent.  After notice from the Indemnitor to the Indemnitee of its election to assume the defense of a Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel with respect to the defense of such claim, except as otherwise provided in this Section 11.3(b) with respect to possible conflicts of interest between the Indemnitee and Indemnitor’s counsel.  If the Indemnitor fails to notify the Indemnitee that the Indemnitor will assume the defense of such Claim within fifteen calendar days after delivery by the Indemnitee of the Claim Notice (or such shorter period as may be required in connection with the underlying Claim), the Indemnitee will (upon delivering notice to such effect to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnitor; provided, however, that, in such event, the Indemnitee shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitor, which consent shall not to be unreasonably withheld, conditioned or delayed.  The Person undertaking the defense, compromise or settlement of the Third Party Claim will keep the other Parties reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnitor and Indemnitee shall cooperate (at the Indemnitor’s expense) in all reasonable respects in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, and the Indemnitee may, at its own cost, monitor and further participate in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom.  To the extent that there is an inconsistency between this Section 11.3 and Article XII as to any Tax matter, the provisions of Article XII shall control.

(c)            For purposes of Section 11.3, (i) if the Indemnifying Persons comprise the Indemnitor, any references to the Indemnitor (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Securityholders’ Representative and (ii) if the Indemnifying Persons comprise the Indemnitee, any references to the Indemnitee (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Securityholders’ Representative.

Section 11.4          No Right of Contribution.  Neither the Securityholders’ Representative nor any Indemnifying Person shall make any claim for contribution from the Company, the Surviving Corporation, any Company Subsidiary or any of their respective officers, directors or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, the Surviving Corporation or any Parent Indemnified Person is entitled to indemnification hereunder for such claim, and the Securityholders’ Representative, on its own behalf and on behalf of all Indemnifying Persons, hereby waives any such right of contribution from the Company, the Surviving Corporation, any Company Subsidiary and any of their respective officers, directors or employees it has or may have in the future with respect to any such indemnification claim.

Section 11.5        Release from Escrow.  If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in a Claim Notice, the Damages identified in such Claim Notice will be conclusively deemed a liability of the Indemnitor, and, if the Indemnitee is a Parent Indemnified Person, Parent and the Securityholders’ Representative shall, in accordance with the Escrow Agreement, instruct the Escrow Agent to release the amount of such Damages to Parent.  Upon the release of any portion of the Escrow Fund to the Indemnifying Persons as provided in the Escrow Agreement, such amount shall be delivered to the Paying Agent or Surviving Corporation, as applicable, for further payment to the Indemnifying Persons in accordance with each such Indemnifying Person’s Pro Rata Share pursuant to the instructions received from the Securityholders’ Representative.

          Section 11.6      Exclusive Remedy.  Except in the case of a claim based on Fraud against the Person who committed such Fraud, and except as provided in Section 3.6, the remedies contained in this Article XI are intended to provide the sole and exclusive remedy of the Indemnitees following the Closing as to all money damages for any action arising out of a breach of any provision of this Agreement.  For the avoidance of doubt, nothing in this Article XI shall (a) limit or restrict the ability or right of any Party hereto to relief in accordance with Section 14.11 of this Agreement or (b) limit the remedies available to a Party under an Ancillary Agreement.

ARTICLE XII
Tax Matters

Section 12.1           Tax Returns Required to Be Filed on or Prior to the Closing Date.

(a)         The Company shall file or cause to be filed all Tax Returns required to be filed by it and any Company Subsidiary on or prior to the Closing Date and shall pay any and all Taxes due with respect to such returns.  All Tax Returns described in this Section 12.1(a) shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Law.  During the period between the date of this Agreement and Closing, the Company shall provide Parent with draft income and other material Tax Returns (other than information Tax Returns or ordinary course employment Tax Returns) for the Company and any Company Subsidiary at least 20 days prior to the due date for filing in the case of any such income Tax Returns (and 10 days prior to the due date for filing with respect to all such other material Tax Returns).  At least 10 days prior to the due date for the filing of such income Tax Returns (and 5 days prior to the due date for the filing of such other material Tax Returns), Parent shall notify the Securityholders’ Representative in writing of any objection Parent may have to any items set forth on such draft Tax Returns.  The Securityholders’ Representative and Parent shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof.  During the period between the date of this Agreement and Closing, no income or other material Tax Return (including amended Tax Returns and claims for Tax refunds) (other than information Tax Returns or ordinary course employment Tax Returns) shall be filed without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  Solely for purposes of this Section 12.1(a), the term “material” shall mean any amount in excess of $25,000 in the aggregate.

(b)          Following the Closing, notwithstanding Section 12.1(a), Parent shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company and the Company Subsidiaries that are filed after the Closing Date and that relate in whole or in part to a Pre-Closing Period (each, a “Parent Prepared Return”), and, subject to the right to indemnification and payment pursuant to this Agreement, Parent shall timely remit or cause to be timely remitted any Taxes due in respect of such Parent Prepared Returns.  To the extent any Parent Prepared Return relates in whole or part to a Pre-Closing Period, each such Parent Prepared Return shall (i) be prepared in a manner consistent with the past practice of the Company and the Company Subsidiaries (except as otherwise required by applicable Law) and (ii) include all Transaction Deductions on the income Tax Return of the Company (or the applicable Company Subsidiary) for the taxable period that includes the Closing Date to the extent permitted by applicable Law.  In addition, no position shall be taken, election made or method adopted with respect to any such Parent Prepared Return that is inconsistent with positions taken, elections made or methods used by the Company and the Company Subsidiaries in prior periods in filing such Tax Returns, unless otherwise required by applicable Law.  In the event that any item reflected on any Parent Prepared Return could form the basis for a claim of indemnification against any Indemnifying Person pursuant to this Agreement, Parent will submit such Parent Prepared Return to the Securityholders’ Representative for review and comment at least 30 days prior to the due date for filing such Parent Prepared Return (or, if such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date), and Parent shall consider in good faith all reasonable comments made by the Securityholders’ Representative in writing to Parent at least five days prior to filing.

Section 12.2           Allocation of Overlap Period Taxes. For all purposes of this Agreement, in the case of an Overlap Period, the amount of Taxes of the Company or any Company Subsidiary that are allocable to the portion of an Overlap Period ending on and including the Closing Date shall be determined by assuming that the Overlap Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (a) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, payroll, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of the Company or such company Subsidiary for the Overlap Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Company Subsidiary were closed at the close of the Closing Date and (b) in the case of all other Taxes, such Taxes shall be apportioned between such two taxable years or periods on a daily basis.  For purposes of allocating any amount required to be included under Sections 951 and/or 951A of the Code with respect to any Overlap Period of any Company Subsidiary, the Overlap Period of a Company Subsidiary will be deemed to close in the same manner as described above and the amount of income required to be included under Section 951 or 951A of the Code in the portion of the Overlap Period ending on and including the Closing Date will made by assuming that the taxable year or period of the Company Subsidiary were closed at the close of the Closing Date.

Section 12.3          Transfer Taxes. Any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne fifty percent (50%) by Parent and fifty percent (50%) by the Indemnifying Persons and the Indemnifying Persons’ portion of such Transfer Taxes shall be deemed a Company Transaction Expense.  Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws and such party shall provide the other party with a complete and correct copy thereof.  Parent and the Securityholders’ Representative shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

Section 12.4        Tax Claims.

(a)          Parent will give reasonably prompt written notice to the Securityholders’ Representative of the assertion of any claim, or the commencement of any Claim, with respect to: (x) any Tax Return of the Company or any Company Subsidiary that relates solely to one or more taxable periods ending on or prior to the Closing Date; or (y) any Tax liability of any the Company and the Company Subsidiaries for which the Indemnifying Persons are partially or wholly responsible under this Agreement (each, a “Tax Claim”); provided, however, that failure to so notify will not reduce the Indemnifying Persons’ indemnity obligation hereunder except to the extent the Securityholders’ Representative’s ability to defend against such matter is actually and materially prejudiced thereby.  Parent will control any such Tax Claim; provided that Parent: (A) will keep the Securityholders’ Representative reasonably informed concerning the progress of such Tax Claim, including providing copies of all correspondence and other documents relevant to such Tax Claim; (B) will consult with the Securityholders’ Representative upon the Securityholders’ Representative’s reasonable request for such consultation from time to time with respect to such Tax Claim; and (C) will not, without the Securityholders’ Representative’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), agree to any settlement with respect to any Tax that could form the basis of a claim for indemnification against the Indemnifying Persons pursuant to this Agreement. The Securityholders’ Representative will have the right (but not the duty) to participate in the defense of any such Tax Claim (which will include participation in meetings with Tax Authorities and review and comment on written submissions to Tax Authorities) and to employ counsel, at the Indemnifying Persons’ expense, separate from the counsel employed by Parent.

Section 12.5       Without the prior written consent of the Securityholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), Parent will not (except for actions contemplated by this Agreement or except to the extent in Parent’s reasonable judgment the action is required by applicable Law or the applicable Tax position is not supportable by a more likely than not position under applicable Law; provided that, prior to taking any such action, Parent shall consult in good faith with the Securityholders’ Representative with respect to whether or not such action is required by applicable Law or the applicable Tax position is not supportable by a more likely than not position under applicable Law): (a)  file or amend or permit the Surviving Corporation to file or amend any Tax Return of the Company or any Company Subsidiary relating to a taxable period (or portion thereof) ending on or prior to the Closing Date; (b) extend or waive, or cause to be extended or waived, or permit the Surviving Corporation or any Company Subsidiary to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period ending on or prior to the Closing Date; (c) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for the Company or any Company Subsidiary; (d) initiate discussions or examinations with any Tax Authority (including any voluntary disclosures) regarding Pre-Closing Taxes; or (e) engage in any transaction on the Closing Date after the Closing outside the Company’s (or any Company Subsidiary’s) ordinary course of business consistent with the Company’s (or such Company Subsidiary’s) past practice; provided that the restrictions in clauses (a) through (e) of this sentence will apply only to the extent that such action would have the effect of increasing the amount by which the Indemnifying Persons will be required to indemnify the Parent Indemnified Persons under Section 11.2.

Section 12.6       For all applicable Tax purposes, to the extent permitted by applicable Law, the Parties agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(a)          Parent will cause the Surviving Corporation to be included in the consolidated federal income Tax Return that includes Parent starting on the day following the Closing Date. Parent, the Surviving Corporation, and their Affiliates will not take any action, or permit any action to be taken, that may prevent the Tax year of the Surviving Corporation from ending for applicable income Tax purposes at the end of the day on the Closing Date.

(b)          The Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Indemnifying Persons on the Closing Date, and no Tax withholding or reporting shall be required in connection with the distribution of any portion of the Representative Expense Fund to the Company Securityholders.

(c)           (i) the rights of the Company Stockholders to the amounts held in the Escrow Fund shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Laws, as appropriate, and (ii) if and to the extent any amount is released from the Escrow Account to the Company Stockholders, interest may be imputed on such amount if required by Section 483 or 1274 of the Code.  In no event shall the aggregate amount of Escrow Fund proceeds payable to Company Stockholders in respect of Company Capital Stock exceed an amount equal to (A) the portion of the Escrow Amount to be deposited with respect to such Company Stockholder’s Company Capital Stock, multiplied by (B) the greater of (1) 105% or (2) 100% plus 5 times the “Federal mid-term rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the Escrow Amount is funded. The preceding sentence is intended to ensure that the right of the applicable Indemnifying Person to such payments is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.

Section 12.7          Cooperation with Respect to Tax Returns.  Parent and the Securityholders’ Representative shall furnish or cause to be furnished to each other, and each at their own expense (provided that any expenses incurred by the Securityholders’ Representative shall be solely on behalf of the Indemnifying Persons), as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.  Parent or the Company shall retain in its possession, and shall provide the Securityholders’ Representative reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Securityholders’ Representative may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.  After such time, Parent may dispose of such material.

ARTICLE XIII
Securityholders’ Representative

Section 13.1         Securityholders’ Representative.  By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Indemnifying Person hereby appoints and constitutes  Fortis Advisors LLC as the Securityholders’ Representative for and on behalf of the Indemnifying Persons and as his, her or its attorney-in-fact and exclusive agent to execute and deliver this Agreement, the Escrow Agreement and the Paying Agent Agreement (collectively, the “Representative Agreements”) and for all other purposes hereunder and thereunder and to take any and all actions and make any and all decisions required or permitted to be taken or made by the Securityholders’ Representative under the Representative Agreements and the Securityholders’ Representative Engagement Agreement, including the exercise of the right to: (i) give and receive notices and communications under the Representative Agreements; (ii) authorize delivery to Parent of cash from the Escrow Fund in accordance with Section 3.6, Article XI and the Escrow Agreement; (iii) determine the amounts payable (if any) to each Company Stockholder, Company Warrantholder and Bonus Plan Participant pursuant to Sections 3.6(e), 11.5 and 13.3, (iv) agree to, negotiate, enter into settlements and compromises of and comply with court orders with respect to disputes under any Representative Agreement; (v) agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of any Representative Agreement; and (vi) take all actions necessary or appropriate in the good faith judgment of the Securityholders’ Representative for the accomplishment of the foregoing.  Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Indemnifying Persons, except as expressly provided in the Representative Agreements and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules.  The Securityholders’ Representative may resign at any time and the identity of the Securityholders’ Representative may be changed, and a successor Securityholders’ Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Securityholders’ Representative) by the Advisory Group, and any such successor shall succeed the Securityholders’ Representative as Securityholders’ Representative hereunder.  The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.  No bond shall be required of the Securityholders’ Representative.  From and after the Effective Time, a decision, act, consent or instruction of the Securityholders’ Representative shall be final, binding and conclusive upon each Indemnifying Person.

Section 13.2        No Liability.  Certain Indemnifying Persons have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under the Representative Agreements and the Securityholders’ Representative Engagement Agreement (such Indemnifying Persons, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”), shall be liable for any liability, loss, damage, penalty, fine, cost or expense incurred, without gross negligence, willful misconduct or fraud by the Securityholders’ Representative, while acting in good faith and in the exercise of its good faith judgment and arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under the Representative Agreements or the Securityholders’ Representative Engagement Agreement.  The Securityholders’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and shall be entitled to: (i) conclusively rely on the opinions and advice of such Persons, (ii) rely upon the Disbursement Schedule, (iii) rely upon any signature believed by it to be genuine, and (iv) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Person or other party.  The Indemnifying Persons will indemnify, defend and hold harmless the Securityholders’ Representative Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs, judgments, amounts paid in settlement and expenses (including the fees and expenses of counsel and experts and their staffs, in connection with seeking recovery from insurers and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of the Representative Agreements and the Securityholders’ Representative Engagement Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, willful misconduct or fraud of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Indemnifying Persons the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, willful misconduct or fraud.  If not paid directly to the Securityholders’ Representative by the Indemnifying Persons, any such Representative Losses may be recovered by the Securityholders’ Representative from (i) the funds in the Representative Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Persons; provided, that while this Section 13.2 allows the Securityholders’ Representative to be paid from the Representative Expense Fund and the Escrow Fund, this does not relieve the Indemnifying Persons from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise.  In no event will the Securityholders’ Representative be required to advance or risk its own funds on behalf of the Indemnifying Persons or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to the Representative Agreements, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions.  The Indemnifying Persons acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

Section 13.3       Representative Expense Fund.  All Representative Losses incurred by the Securityholders’ Representative in performing its duties hereunder shall be paid from the Representative Expense Fund.  The Representative Expense Fund will be used (a) for the purposes of paying directly, or reimbursing the Securityholders’ Representative for, any Representative Losses or third party expenses incurred pursuant to any Representative Agreement or the Securityholders’ Representative Engagement Agreement, or (b) as otherwise determined by the Advisory Group.  The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss or diminution of the Representative Expense Fund other than as a result of its gross negligence, willful misconduct or fraud.  The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund, and has no tax reporting or income distribution obligations.  The Indemnifying Persons will not receive any interest on the Representative Expense Fund and assign to the Securityholders’ Representative any such interest.  Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Representative Expense Fund from any consideration otherwise distributable to the Indemnifying Persons.  As soon as practicable following the completion of the Securityholders’ Representative’s responsibilities, the Securityholders’ Representative will (i) deposit with the Paying Agent (A) for distribution to the Company Stockholders in accordance with their Pro Rata Share the remaining Representative Expense Fund, and the Paying Agent shall promptly distribute to each Company Stockholder its portion thereof in accordance with instructions received from the Securityholders’ Representative and (B) deposit with the Surviving Corporation for distribution to each Bonus Plan Participant, their respective Pro Rata Shares of the remaining Representative Expense Fund in accordance with instructions received from the Securityholders’ Representative and Section 12.6(b).

Section 13.4           Books and Records.  Unless otherwise consented to in writing by the Securityholders’ Representative, neither Parent nor the Surviving Corporation shall, for a period of seven years after the date of this Agreement, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation relating in whole or in part to any period prior to the date of this Agreement without first offering to surrender to the Securityholders’ Representative such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or otherwise dispose of.

Section 13.5           Decisions Binding.  The powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Person and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Person of the whole or any fraction of his, her or its interest in the Escrow Fund.  Any decision, act, consent or instruction of the Securityholders’ Representative under the Representative Agreements or the Securityholders’ Representative Engagement Agreement shall constitute a decision of all of the Indemnifying Persons and shall be final, binding and conclusive upon each and every Indemnifying Person and such Indemnifying Person’s successors as if expressly confirmed and ratified in writing by such Indemnifying Person, and all defenses which may be available to any Indemnifying Person to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement are waived.  The Escrow Agent, Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every Indemnifying Person.  The Escrow Agent, Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with, or in reliance upon, any such decision, act, consent or instruction of the Securityholders’ Representative.

ARTICLE XIV
Miscellaneous

Section 14.1        Notices.

(a)          All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if hand delivered, (ii) one Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iii) upon transmission with confirmed delivery if sent by email before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day, in each case, to the appropriate address, email address or number as set forth below, provided that with respect to notices deliverable to the Securityholders’ Representative, such notices shall be delivered solely via email.

Notices to the Company (prior to the Closing) shall be addressed to:

Galvanize Inc.
1644 Platte Street
Denver, CO 80202
Attention: Harsh Patel, CEO
E-mail: harsh.patel@galvanize.com

with a copy (which shall not constitute notice) to:

Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO  80021
Attn.: Jim Linfield and Laura Medina
Email: jlinfield@cooley.com and lmedina@cooley.com

Notices to the Securityholders’ Representative shall be addressed to:

Fortis Advisors LLC
Attn.: Notices Department (Project Inspire)
Fax: (858) 408-1843
Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO  80021
Attn.: Jim Linfield and Laura Medina
Email: jlinfield@cooley.com and lmedina@cooley.com

and, if following Closing, to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, 18th Floor
New York, NY  10020
Attn: Michael Brosse
Email: mbrosse@lowenstein.com

Notices to Parent, Merger Sub or the Surviving Corporation shall be addressed to:

K12 Management Inc. 2300 Corporate Park Drive Herndon VA 20171 Attn.: Chief Financial Officer and General Counsel with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP 1152 15th Street, N.W. Washington, D.C. 20005-1706 Attn: Geoff Willard	Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 Attn: David Ruff

(b)                   Each of the Parties may designate a different address for notices by delivering written notice to the other Parties in accordance with this Section 14.1.

Section 14.2                    Governing Law; Consent to Jurisdiction; Waiver of Jury.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  Each of the Parties (a) consents to submit itself exclusively to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in either case, located in Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) agrees that it will not bring any Claim relating to this Agreement in any court or other tribunal other than a federal court sitting in the State of Delaware or a Delaware state court, in either case, located in Wilmington, Delaware.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT OR HE UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT OR HE MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT OR HE HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2.

Section 14.3                  Entire Agreement.  This Agreement, the schedules and exhibits hereto, the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 14.4                 Expenses.  Except as otherwise provided herein, each Party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other agents, advisors and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 14.5                     Counterparts.  This Agreement and the Ancillary Agreements may be executed and delivered by email or electronic signature service (e.g., DocuSign) and in two or more counterparts, all of which shall be considered one and the same agreement.

Section 14.6                    Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Parent may assign any or all of its rights, interests and obligations hereunder (a) in connection with the sale of all or substantially all of the assets of or any business transaction involving Parent or the Surviving Corporation (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) or (b) to any of its Affiliates without any prior written consent of the other Parties; provided, further, however, that notwithstanding such assignment, Parent shall remain liable for any default by its assignee of any of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 14.7                    Amendments and Waivers.  This Agreement, and each of the terms and provisions of this Agreement, may be modified, waived or amended, to the extent permitted by law and, if applicable, approved by the Boards of Directors of the Company, Parent and/or Merger Sub, by an instrument or instruments in writing signed by each of the Parties.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any Party thereafter to enforce each and every such provision.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 14.8                     Headings.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 14.9                 No Third Party Beneficiaries.  Except as expressly set forth in this Agreement (including Section 6.16 and Article XI, which, without limiting its terms, is intended as a stipulation for the irrevocable benefit of the Parent Indemnified Persons and the Securityholder Indemnified Persons), neither this Agreement nor any of the provisions herein is intended to confer upon any Person other than the Parties (and their successors and assigns as permitted by Section 14.6) any rights or remedies hereunder.  The Parties acknowledge to the Parent Indemnified Persons and the Securityholder Indemnified Persons their direct rights against the applicable Person(s) under Article XI, which are intended for the benefit of, and shall be enforceable by, each such Parent Indemnified Person and Securityholder Indemnified Person, as applicable.

Section 14.10             Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance from this Agreement and (c) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

Section 14.11                Specific Performance.  Each Party hereby agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Parties shall be entitled (in addition to any other remedy that may be available to them, whether in law or equity, including monetary damages) to: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and/or (b) an injunction restraining such breach or threatened breach.  In circumstances where the Company is obligated to consummate the Merger and the Merger has not been consummated (other than as a result of Parent’s or Merger Sub’s failure to consummate the Closing in violation of this Agreement), the Company expressly acknowledges and agrees that Parent and Merger Sub shall have suffered irreparable harm, that monetary damages will be inadequate to compensate Parent and Merger Sub, and that Parent and Merger Sub shall be entitled to enforce specifically the Company’s obligations to consummate the Merger.  In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated (other than as a result of the Company’s failure to consummate the Closing in violation of this Agreement), Parent and Merger Sub expressly acknowledge and agree that the Company shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company, and that the Company shall be entitled to enforce specifically Parent and Merger Sub’s obligations to consummate the Merger.  Each Party further agrees that no other Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 14.12                Waiver of Conflicts; Privileged Communications.

(a)                   Each Party acknowledges and agrees that Cooley LLP (the “Firm”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)                In connection with any matter or dispute under this Agreement, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) the Firm’s prior representation of the Company and (ii) the Firm’s representation of the Securityholders’ Representative and/or any of the Indemnifying Persons (collectively, the “Seller Parties”) prior to and after the Closing.

(c)                   Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of the Firm, the Company, any of the Seller Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Securityholders’ Representative on behalf of the Indemnifying Persons and shall not pass to or be claimed by Parent or, following the Closing, the Company.  All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Securityholders’ Representative and the Indemnifying Persons, shall be controlled by the Securityholders’ Representative on behalf of the Indemnifying Persons and shall not pass to or be claimed by any of the Parent or, following the Closing, the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Parent or any of its Affiliates (including, after the Closing, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d)                   Notwithstanding the foregoing, in the event that a dispute arises between Parent or, after the Closing, the Company, on the one hand, and a third party other than a Seller Party, on the other hand, Parent or, following the Closing, the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Parent nor, following the Closing, the Company may waive such privilege without the prior written consent of the Securityholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).  In the event that Parent or, following the Closing, the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent shall immediately (and, in any event, within five Business Days) notify the Securityholders’ Representative in writing (including by making specific reference to this Section 14.12(d)) so that the Securityholders’ Representative may seek a protective order and Parent agrees to use all commercially reasonable efforts to assist therewith.

(e)                   To the extent that Privileged Deal Communications maintained by the Firm constitute property of its clients, only the Securityholders’ Representative and the Indemnifying Persons shall hold such property rights and the Firm shall have no duty to reveal or disclose any such Privileged Deal Communications by reason of any attorney-client relationship between the Firm, on the one hand, and the Company, on the other hand so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a Claim by an unrelated third party.

(f)                   Parent agrees on behalf of itself and, following the Closing, the Company, (i) to the extent that Parent or, after the Closing, the Company receives or takes physical possession of any Privileged Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Seller Parties or any other Person, of the privileges or protections described in this section, and (B) neither Parent nor, following the Closing, the Company shall assert any claim that any of the Seller Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any Privileged Deal Communications and (ii) not to seek to obtain the Privileged Deal Communications from the Firm so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a Claim by an unrelated third party.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the Parties as of the day and year first above written.

K12 MANAGEMENT INC.

By:	/s/ Nathaniel A. Davis
Name: Nathaniel A. Davis
Title: Chief Executive Officer

KACQUISITIONCO INC.

By:	/s/ Nathaniel A. Davis
Name: Nathaniel A. Davis
Title: Chief Executive Officer

GALVANIZE INC.

By:	/s/ Harsh Patel
Name: Harsh Patel
Title: Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE
(solely with respect to Article XIII)

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[COUNTERPART SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]